Exhibit 10.6

Execution version

SECURITIES PURCHASE AGREEMENT

by and among

P10 INTERMEDIATE HOLDINGS LLC, as the Buyer,

ENHANCED CAPITAL GROUP, LLC and

ENHANCED CAPITAL PARTNERS, LLC, as the Companies,

THE PARTIES SET FORTH ON SCHEDULE A, as the Sellers,

THE PARTIES SET FORTH ON SCHEDULE B, as the Seller Owners, solely for purposes of Section 6.18,

STONE POINT CAPITAL LLC, solely in its capacity as the Seller Representative,

and

P10 HOLDINGS, INC., solely for purposes of Section 5.1, Section 5.2, Section 5.3, Section 5.7, Section 5.8, Section 5.9, Section 6.20, Section 6.24 and Section 11.22

Dated as of November 19, 2020

i

(Continued)

(Continued)

(Continued)

(Continued)

v

(Continued)

Exhibits and Schedules

Schedule A	Certain Target Entities, Sellers and Purchased Interests

Schedule B	Seller Owners

Schedule C	Permanent Capital Funds

Exhibit A	Reserved

Exhibit B	Reserved

Exhibit C	Form of Korengold Employment Agreement

Exhibit D	Reserved

Exhibit E	Reserved

Exhibit F	Form of Equityholders Agreement

Exhibit G	Form of Buyer LLC Agreement

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of November 19, 2020, by and among (i) P10 Intermediate Holdings LLC, a Delaware limited liability company (“Buyer”), (ii) Enhanced Capital Group, LLC, a Delaware limited liability company (“ECG”) and Enhanced Capital Partners, LLC, a Delaware limited liability company (“ECP” and together with ECG, the “Companies” and each, a “Company”), (iii) the parties set forth on Schedule A (the “Sellers” and each, a “Seller”), (iv) solely for purposes of Section 6.18, the parties set forth on Schedule B (the “Seller Owners” and each, a “Seller Owner”), (v) solely in its capacity as the representative of the Sellers, Stone Point Capital LLC, a Delaware limited liability company (the “Seller Representative”), and (vi) solely for purposes of Section 5.1, Section 5.2, Section 5.3, Section 5.7, Section 5.8, Section 5.9, Section 6.20, Section 6.24 and Section 11.22, P10 Holdings, Inc., a Delaware corporation (“Holdings”).

RECITALS

WHEREAS, Trident V, L.P., a Cayman Islands exempted limited partnership, Trident V Professionals Fund, L.P. a Cayman Islands exempted limited partnership, and Trident V Parallel Fund, L.P., a Cayman Islands exempted limited partnership (collectively, the “Trident Sellers”), collectively own 100% of the issued and outstanding shares of common stock, par value $0.01 per share (the “Trident Shares”) of each of (i) Trident ECP Holdings, Inc., a Delaware corporation (“Trident ECP”) and (ii) Trident ECG Holdings, Inc., a Delaware corporation (“Trident ECG,” and together with Trident ECP, collectively, the “Blockers”);

WHEREAS, VCPE III LLC, a Delaware limited liability company (“Vulcan”), owns 4% of the ordinary common units of ECG (the “VECG Units”);

WHEREAS, the Sellers other than the Trident Sellers and Vulcan (collectively, the “Other Sellers”) collectively own 48% of the ordinary common units of ECG (the “MECG Units”);

WHEREAS, Trident ECG owns 48% of the ordinary common units of ECG (the “TECG Units,” and together with the MECG Units and the VECG Units, collectively, the “ECG Units”);

WHEREAS, Trident ECP owns 49% of the ordinary common units of ECP (the “ECP Units”);

WHEREAS, certain of the other Sellers collectively own 100% of the incentive common units of Enhanced Tax Credit Finance, LLC, a Delaware limited liability company and direct subsidiary of ECG (“ETCF”, and such incentive common units, the “ETCF Units”);

WHEREAS, that certain Reorganization Agreement (the “Reorganization Agreement”), dated as of the date hereof, by and among ECG, ECP, ECH, ETCF, Enhanced Permanent Capital, LLC, a Delaware limited liability company, and solely for limited purposes specified therein, Michael Korengold, has been entered into concurrently with the execution of this Agreement;

WHEREAS, those certain Contribution Agreements (the “Reinvestment Agreements”), dated as of the date hereof, by and among Buyer and certain recipients of the ICU Equivalent Cash Bonus Payments, have been entered into concurrently with the execution of this Agreement; and

WHEREAS, the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Purchased Interests subject to the terms and conditions set forth herein;

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Accrued and Unpaid Expenses ” means (i) the accrued and unpaid expenses of the Enhanced Entities set forth on the applicable Preliminary Closing Balance Sheets that remain unpaid at December 31, 2020 and (ii) any other expenses of the Enhanced Entities incurred between the Closing Date and December 31, 2020 in the ordinary course of business consistent with past practice that remain accrued and unpaid at December 31, 2020.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Adjustment Escrow Amount” means $250,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any interest or other amounts earned thereon.

“Adviser Compliance Policies” is defined in Section 3.23(a).

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. Notwithstanding the foregoing, in the case of the Enhanced Entities, the term “Affiliate” shall not include (x) other “portfolio companies” of any funds managed or controlled by Stone Point Capital LLC or its Affiliates or (y) Tree Line or its Affiliates, including any funds managed or controlled by Tree Line or its Affiliates.

“Agreement” is defined in the preamble.

“Allocation Schedule” is defined in Section 2.4.

“Alternative Financing” is defined in Section 6.14(d).

“Ancillary Agreements” means the executed Escrow Agreement, Existing Confidentiality Agreement, Korengold Employment Agreement, Reorganization Agreement, Buyer LLC Agreement, Equityholders Agreement, and all other agreements, documents and instruments executed by any party concurrently with, or expressly required to be delivered by any party pursuant to, this Agreement.

“Applicable Securities Laws” shall mean the Advisers Act, the Investment Company Act, the Exchange Act, the Securities Act, applicable state blue sky laws and securities regulations and other applicable Laws relating to securities or investment advisers, whether foreign or domestic.

“Basket Amount” is defined in Section 9.5.

“Blocker Investment Activities” is defined in Section 4.2(f).

“Blockers” is defined in the recitals.

“Business” means the business conducted by the Enhanced Entities as of the date hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Dallas, Texas.

“Buyer” is defined in the preamble.

“Buyer Group” means the Buyer, Holdings, and any of their respective direct or indirect Subsidiaries.

“Buyer Group Investor” means any Person (i) that was invested in any pooled investment vehicle, separate account or other financial product sponsored or managed by the Buyer Group or its Affiliates, or an advisory client of Buyer Group or its Affiliates, during the Restricted Period (a) that a Seller or Seller Owner knew, or reasonably should have known based on such Seller’s or Seller Owner’s role with the Buyer Group or its Affiliates, was an investor in such entities, or (b) with whom such Seller or Seller Owner had contact in its role with the Buyer Group or its Affiliates; or (ii) with whom such Seller or Seller Owner knew the Buyer Group or its Affiliates had discussions about becoming a Buyer Group Investor during the Restricted Period and who becomes a Buyer Group Investor within the six (6) month period after the expiration of the Restricted Period. Buyer Group Investor also means any person or entity that was an advisor, consultant, or manager of any Person referred to in clauses (i) or (ii) of the preceding sentence.

“Buyer Indemnified Parties” is defined in Section 9.2(a).

“Buyer LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Buyer effective prior to the Closing Date in substantially the form attached hereto as Exhibit G.

“Buyer Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), cash flows, or results of operations of the Buyer Group, taken as a whole, or (ii) materially impairs the ability of the Buyer Group to consummate, or prevents or materially delays, the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Buyer Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes generally affecting the industries in which the Buyer Group operates, or the economy or the financial or securities markets, in the United States, (2) the outbreak of war or acts of terrorism, (3) changes in Law or GAAP first announced or proposed after the date of this Agreement, (4) any change generally affecting the industries in which the Buyer Group operates, (5) any national or international political conditions, including the threatening or engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or jurisdiction in which the Buyer Group operates or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel, (6) any earthquake, natural disaster or other act of God, (7) the announcement or pendency of the transactions contemplated by this Agreement (including by reason of the identity of Sellers, the Target Entities, or any of their respective Affiliates or any communication by the Sellers, the Target Entities, or any of their respective Affiliates regarding its plans or intentions with respect to the business of any Target Entity, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Buyer Group or any Target Entity), and (8) the compliance with the express terms of this Agreement or the taking of any action required by this Agreement or taken with the prior consent of the Seller Representative, the Sellers, or the Target Entities, including the impact thereof; provided further, that any event, change, circumstances, occurrence, effect or state of facts referred to in the immediately preceding clauses (1), (2), (3), (4), (5), or (6) will be taken into account for purposes of determining whether there has been a Buyer Material Adverse Effect to the extent such event, change, circumstances, occurrence, effect or state of facts adversely affects the Buyer Group in a disproportionately adverse manner relative to other companies operating in the industries in which the Buyer Group operates, and then only such disproportionate impact shall be considered.

“Buyer Related Party” is defined in Section 11.19(b).

“Buyer’s Notice of Disagreement” is defined in Section 2.4(b).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed in to law by the President of the United States on March 27, 2020.

“Cash” means, as of a specified date, the aggregate amount of all cash and cash equivalents of each Enhanced Entity (other than the Permanent Capital Funds) required to be reflected as cash and cash equivalents on a consolidated balance sheet of such Person as of such date prepared in accordance with GAAP, net of (i) any outstanding checks, wires and bank overdrafts of such Target Entity, (ii) any amounts relating to Restricted Cash, (iii) for purposes of Section 2.5 and Section 2.6 only, any Accrued and Unpaid Expenses, and (iv) for purposes of Section 2.5 and Section 2.6 only, as of December 31, 2020, any cash resulting from deferred revenue on the consolidated balance sheet of the Enhanced Entities as of December 31, 2020, in the case of each of clauses (i) and (ii), whether or not required to be reported as such under GAAP.

“CEA” means the Commodity Exchange Act of 1936, as amended, and the rules and regulations promulgated thereunder.

“Claim” is defined in Section 11.20(a)(iv).

“Claim Notice” is defined in Section 9.4(a).

“Closing” is defined in Section 2.2.

“Closing Balance Sheet” is defined in Section 2.6(a).

“Closing Date” is defined in Section 2.2.

“Closing Payoff Indebtedness” is defined in Section 2.6(a).

“Closing Payment” is defined in Section 2.4(a).

“Closing Transaction Expenses” is defined in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means, collectively, ECP and ECG.

“Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), cash flows, or results of operations of the Target Entities, taken as a whole or (ii) materially impairs the ability of the Sellers or the Target Entities to consummate, or prevents or materially delays, the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes generally affecting the industries in which the Target Entities operate, or the economy or the financial or securities markets, in the United States, (2) the outbreak of war or acts of terrorism, (3) changes in Law or GAAP first announced or proposed after the date of this Agreement, (4) any change generally affecting the industries in which the Target Entities operate, (5) any national or international political conditions, including the threatening or engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or jurisdiction in which any of the Target Entities operate or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel, (6) any earthquake, natural disaster or other act of God, (7) the announcement or pendency of the transactions contemplated by this Agreement (including by reason of the identity of the Buyer Group or any of their Affiliates or any communication by the Buyer Group or their Affiliates regarding its plans or intentions with respect to the business of any Target Entity, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Target Entity), and (8) the compliance with the express terms of this Agreement or the taking of any action required by this Agreement or taken with the prior consent of the Buyer, including the impact thereof; provided further, that any event, change, circumstances, occurrence, effect or state of facts referred to in the immediately preceding clauses (1), (2), (3), (4), (5), or (6) will be taken into account for purposes of determining whether there has been a Company Material Adverse Effect to the extent such event, change, circumstances, occurrence, effect or state of facts adversely affects the Target Entities in a disproportionately adverse manner relative to other companies operating in the industries in which the Target Entities operate, and then only such disproportionate impact shall be considered.

“Company Registered IP” is defined in Section 3.14(e).

“Competitive Activity” is defined in Section 6.18(b)(ii).

“Competitive Enterprise” is defined in Section 6.18(b)(iii).

“Confidential Information” is defined in Section 6.9(c).

“Contract” means any legally binding contract, agreement, arrangement or understanding, whether written or oral.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“CRBT Debt” means Indebtedness under that certain Revolving Loan Agreement, dated June 16, 2017, by and between EC State Tax Credit Fund III, LLC and Cedar Rapids Bank and Trust Company, as amended as of the date hereof.

“Credit Facility” means that certain Loan and Security Agreement, dated as of June 28, 2019, by and among the Lenders (as defined therein) party thereto, Solar Capital Ltd., as Agent (as defined therein), and ECG, as amended as of the date hereof.

“Debt Commitment Parties” means the Debt Financing Sources, lenders, arrangers and bookrunners party from time to time to the Debt Financing Commitment or any commitment letter relating to any Alternative Financing.

“Debt Financing” is defined in Section 5.5(a).

“Debt Financing Agreements” is defined in Section 6.14(a).

“Debt Financing Commitment” is defined in Section 5.5(a).

“Debt Financing Sources” means the entities that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Debt Financing or other financings in connection with the transactions contemplated by this Agreement or the Ancillary Agreements (including any Alternative Financing), including the parties to the Debt Financing Commitment and any related commitments to purchase the Debt Financing (or any Alternative Financing) or any part thereof from such entities, and to any joinder agreements, credit agreements, purchase agreements or indentures (including the definitive agreements executed in connection with the Debt Financing Commitment (and the related fee letters) or any such related commitments) relating thereto.

“Debt Payoff Letter” means a payoff letter to be executed by each holder of Payoff Indebtedness, each in customary form, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Companies arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full (other than those obligations which by their terms expressly survive the repayment thereof); (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by the Buyer to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Companies all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness.

“Direct Claim” is defined in Section 9.4(c).

“Disclosure Schedules” is defined in Article III.

“EAM” is defined in Section 6.24.

“EBITDA” shall mean an amount, without duplication, equal to the sum of (a) consolidated earnings before interest, taxes, depreciation and amortization and Transaction Expenses of the Enhanced Entities for the year ended December 31, 2020 (i) after giving effect to the payment of all Accrued and Unpaid Expenses at December 31, 2020, (ii) assuming that the none of the cash or other assets set forth on Schedule 2.4(b) are distributed to either Company and (iii) excluding any earnings before interest, taxes, depreciation and amortization and Transaction Expenses of the Permanent Capital Funds for November and December 2020, plus (b) $500,000. EBITDA shall be calculated in accordance with Schedule 1.1(a), which sets forth an illustrative calculation of EBITDA for the nine (9) month-period ended September 30, 2020.

“ECG” is defined in the preamble.

“ECG NewCo” means Enhanced Permanent Capital, LLC, a Delaware limited liability company.

“ECG Units” is defined in the recitals.

“ECH” means Enhanced Capital Holdings, Inc., a Delaware corporation.

“ECP” is defined in the preamble.

“ECP Units” is defined in the recitals.

“Encumbrance” means any charge, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” means exceptions to enforceability to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at Law or in equity).

“Enhanced Adviser Entities” mean each of ECP; ECG; Enhanced Puerto Rico LLC; Enhanced Capital SBIC Management, LLC; Council & Enhanced Tennessee Manager, LLC; Enhanced Capital Impact Lending, LLC; and any other Enhanced Entity that: (i) is registered as an investment adviser with the SEC or any other Governmental Authority; (ii) would be required to be registered with the SEC but for Section 203(b)(7) of the Advisers Act; (iii) a “relying adviser” or is otherwise exempt from separate registration pursuant to SEC guidance; or (iv) notice filed with the SEC as an “exempt reporting adviser” under the Advisers Act.

“Enhanced Advisory Client” means any Person to whom any Enhanced Entity or GP Entity provides any Investment Advisory Services, including, without limitation, the Enhanced Funds.

“Enhanced Advisory Client Consents” means the requisite consent of the Enhanced Advisory Clients needed for purposes of Section 205(a)(2) of the Advisers Act.

“Enhanced Entities” means the Companies and any direct or indirect Subsidiaries of the Companies (other than Council & Enhanced Tennessee Fund, LLC and Council & Enhanced Tennessee Manager, LLC).

“Enhanced Entity Advisory Contract” shall mean any written contract, agreement or other instrument pursuant to which an Enhanced Entity provides Investment Advisory Services to an Enhanced Advisory Client, together with any side letter or similar agreement that modifies the terms of such written contract, agreement or other instrument. For the avoidance of doubt, this shall include any investment management agreement or sub-advisory agreement with an Enhanced Advisory Client and may include, depending on the circumstances, the governing document of any Enhanced Fund.

“Enhanced Fund” means any pooled investment vehicle to which any Enhanced Entity provides Investment Advisory Services or serves as the sponsor, general partner, managing member, or in any similar capacity (including any master or feeder fund, parallel fund, fund of one or other alternative investment vehicle or third party co-investment vehicle, but excluding any “separate account clients”).

“Enhanced Fund Financial Statements” is defined in Section 3.25(f).

“Enhanced Organization” means, collectively, the Business, the Enhanced Entities, and the Enhanced Funds.

“Enterprise Value” means $109,500,000.

“Environmental Laws” is defined in Section 3.16.

“Equity Financing Commitments” is defined in Section 5.5(d).

“Equityholders Agreement” means the Equityholders Agreement to be entered into by Holdings, Buyer, the Rollover Sellers and the other “Preferred Unitholders” party thereto, substantially in the form of Exhibit F.

“ERISA” is defined in Section 3.10(a).

“Escrow Agent” means Citibank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Seller Representative and the Escrow Agent, in a customary form reasonably acceptable to the parties thereto.

“Escrow Expiration Date” is defined in Section 9.1(a).

“Estimated EBITDA” is defined in Section 2.5.

“Estimated Cash” is defined in Section 2.4(a).

“Estimated Payoff Indebtedness” is defined in Section 2.4(a).

“Estimated Purchase Price” means (i) the Enterprise Value, plus (ii) the Estimated Cash, minus (iii) the Payoff Indebtedness, minus (iv) the Adjustment Escrow Amount, minus (v) the Initial Cash Retention Amount, minus (vi) the Indemnity Escrow Amount, minus (vii) the Estimated Transaction Expenses, minus (viii) the Seller Representative Expense Amount.

“Estimated Transaction Expenses” is defined in Section 2.4(a).

“ETCF” is defined in the recitals.

“ETCF Units” is defined in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Buyer LLC Agreement” has the meaning in Section 5.1(b).

“Existing Confidentiality Agreement” is defined in Section 6.9(a).

“Existing Preferred Units” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units of Buyer.

“Families First Act” means the Families First Coronavirus Response Act (Pub. L. No. 116-127), as amended, and the guidance, rules and regulations promulgated thereunder.

“Final Cash” is defined in Section 2.6(a).

“Final Cash Retention Amount” means $500,000.

“Final Closing Statement” is defined in Section 2.6(a).

“Final EBITDA” is defined in Section 2.6(a).

“Financial Statements” is defined in Section 3.6(a).

“Fraud” means with respect to any Person, common law fraud under Delaware law with respect to any representation and warranty of such Person set forth herein; provided, such definition shall expressly exclude constructive fraud, negligent misrepresentation, or any similar theory.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.3, Section 3.4, Section 3.20, Section 4.1(a), Section 4.1(b), Section 4.1(d), Section 4.1(f), Section 4.2(a), Section 4.2(b), Section 4.2(e), Section 4.2(f), Section 5.1, Section 5.2, or Section 5.4.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission (including the SEC and the SBA) or any court, tribunal, or arbitral or judicial body (including any grand jury).

“GP Entities” means each Person that is the general partner or managing member (or equivalent) of any Enhanced Fund including, without limitation, Enhanced Small Business Investment Company GP, LLC.

“Holdings” is defined in the preamble.

“Holdings Common Stock” is defined in Section 5.8(c).

“Holdings Financial Statements” is defined in Section 5.7.

“Holdings Interim Financial Statements” is defined in Section 5.7.

“ICU Equivalent Cash Bonus Payment ” means the cash bonus payments to be paid at Closing to the persons and in the amounts set forth on Schedule 1.1(b).

“ICUs” is defined in Section 6.23.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indebtedness” means, without duplication (but before taking into account the consummation of the transactions contemplated hereby) (i) the unpaid principal amount and accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Target Entities, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments of the Target Entities, and (C) breakage costs payable upon termination on the Closing Date of all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Target Entities); (ii) all obligations under capitalized leases with respect to which any Target Entity is liable, determined on a consolidated basis in accordance with GAAP; (iii) any unpaid amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions but excluding any trade payables and accrued expenses arising in the ordinary course of business; (iv) [reserved]; (v) unpaid management fees owed to any of the Sellers or their Affiliates; (vi) all deposits and monies received in advance; (vii) all indebtedness of the Target Entities created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Target Entities; (viii) any Unpaid Taxes; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons for the payment of which any Target Entity is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding the foregoing, “Indebtedness” does not include (i) any intercompany obligations between or among the Enhanced Entities (including, for the avoidance of doubt, the Promissory Note), (ii) any Transaction Expenses, (iii) any obligations under any real property leases, (iv) any amounts available under debt instruments to the extent undrawn or uncalled (including undrawn letters of credit), (v) obligations under operating leases, (vi) obligations under any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements (other than breakage costs payable upon termination thereof on the Closing Date) and (vii) any amounts or obligations to the extent incurred by, or at the direction of the Buyer Group or any of their Affiliates, including, for the purpose of obtaining any financing in connection with the transactions contemplated by this Agreement.

“Indemnified Party” is defined in Section 9.4(a).

“Indemnifying Party” is defined in Section 9.4(a).

“Indemnity Escrow Amount” means $1,095,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Interim Closing Statement” is defined in Section 2.5.

“Interim Estimated Cash” is defined in Section 2.4.

“Interim Payment Amount” is defined in Section 2.5(a).

“Independent Accounting Firm” is defined in Section 2.6(c).

“Individual Seller Breach” has the meaning set forth in Section 11.20(g).

“Initial Cash Retention Amount” means $1,500,000.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Interim Financial Statements” is defined in Section 3.6(a).

“Investment Advisory Services” means investment management or investment advisory services, including sub-advisory services or any other services related to the provision of investment management or investment advisory services including any similar services deemed to be “investment advice” pursuant to the Advisers Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Keystone” is defined in Section 2.3(a)(vi)(B).

“knowledge ” (i) with respect to the Buyer, means the actual knowledge after due inquiry of C. Clark Webb, Fritz Souder, and Robert Alpert; (ii) with respect to the Companies, means the actual knowledge after due inquiry of Michael Korengold, David Huston, Shane McCarthy and Richard Montgomery, in each case, of such Person’s direct reports having primary managerial and supervisory responsibilities over the applicable subject matter and reasonable investigation of the applicable matter or issue at hand; (iii) with respect to the Trident Sellers, means the actual knowledge after due inquiry of Scott Bronner; (iv) with respect to Vulcan, means the actual knowledge after due inquiry of Albert Hwang; (v) with respect to any Other Seller that is an entity, means the actual knowledge after due inquiry of any officer or director of such entity; and (vi) with respect to any Other Seller that is an individual, means the actual knowledge after due inquiry of such Other Seller.

“Korengold Note Contribution Amount” means $1,633,000 (or such other lesser amount specified in the Debt Payoff Letter related to the Korengold Promissory Note).

“Korengold Employment Agreement” means the Employment Agreement to be entered into by ECG NewCo and Michael Korengold substantially in the form of Exhibit C.

“Korengold Promissory Note” means that certain Series 4 Subordinated Note, dated February 24, 2009, made by Michael Korengold in favor of ECP, as amended.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority, including Applicable Securities Laws.

“ Leased Real Property” means all real property leased, subleased or licensed to any Target Entity or which any Target Entity otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Losses” is defined in Section 9.2(a).

“Material Contracts” is defined in Section 3.17(a).

“MECG Units” is defined in the recitals.

“Net Adjustment Amount” is defined in Section 2.6(f).

“Notice of Disagreement” is defined in Section 2.6(b).

“Option Period” is defined in Section 6.24.

“Other Sellers” is defined in the recitals.

“Outside Date” is defined in Section 10.1(c).

“Owned Real Property” means any real property owned by any Target Entity, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Payoff Indebtedness” means all Indebtedness of any Enhanced Entity as of the Closing Date other than Retained Indebtedness.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

“Performance Records” is defined in Section 3.12(c).

“Permanent Capital Assets” means the assets, including Cash or any proceeds thereof (including any debt proceeds), owned or held by the Permanent Capital Funds.

“Permanent Capital Funds” means the entities set forth on Schedule C.

“Permits” is defined in Section 3.8(b).

“Permitted Encumbrances” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Encumbrances for current Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the Enhanced Entities’ present uses or occupancy of such real property, (d) Encumbrances securing the obligations of the Enhanced Entities under the Credit Facility, (e) Encumbrances granted to any lender at the Closing in connection with any financing by the Buyer Group of the transactions contemplated this Agreement or the Ancillary Agreements or any other Encumbrances imposed by or on behalf of the Buyer Group or their Affiliates, and (f) other Encumbrances on real or tangible property that are not material in amount or nature.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Plans” is defined in Section 3.10(a).

“Post-Closing Tax Period” means any taxable period or portion of any Straddle Period that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period that ends on (including through the end of) the Closing Date.

“Preliminary Closing Balance Sheet” is defined in Section 2.4(a).

“Preliminary Closing Statement” is defined in Section 2.4(a).

“Pro Rata EBITDA Fraction” means a fraction of which the numerator is equal to the number of days in the period commencing on the Closing Date and ending on December 31, 2020, and the denominator is equal to 365; provided that if the Closing Date is after December 31, 2020, then such fraction shall be deemed to equal 0.0.

“Promissory Note” means that certain Promissory Note, made as of December 23, 2013, by ECP in favor of ECG.

“Purchase Price” means (i) the Estimated Purchase Price, as it may be adjusted in accordance with Section 2.5 and Section 2.6 plus (ii) any amounts paid to the Sellers out of the Adjustment Escrow Fund or the Indemnity Escrow Fund plus (iii) the Seller Representative Expense Amount.

“Purchased Interests” means, collectively, the Trident Shares, the MECG Units, the VECG Units and the ETCF Units.

“Reference Balance Sheet” is defined in Section 3.6(b).

“Regulatory Agencies” is defined in Section 3.26.

“Reinvestment Agreements” is defined in the Recitals.

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, general partner, managing member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Reorganization Agreement” is defined in the recitals.

“Released Matters” is defined in Section 6.6.

“Released Parties” is defined in Section 6.6.

“Releasing Parties” is defined in Section 6.6.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Cash” means all Cash designated as “restricted cash” on the consolidated balance sheets of the Enhanced Entities, calculated in accordance with GAAP.

“Restricted Period” means (i) with respect to each Seller other than Vulcan and the Trident Sellers, and each Seller Owner, the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, and (B) with respect to Vulcan and the Trident Sellers, the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date.

“Retained Indebtedness” means the Indebtedness set forth on Schedule 3.28 under the heading “Retained Indebtedness” and (i) any other Indebtedness of the Permanent Capital Funds (or related to the Permanent Capital Assets) incurred after the date hereof in the ordinary course of business consistent with past practice of the Permanent Capital Funds or the Permanent Capital Assets, and (ii) any additional CRBT Debt incurred after the date hereof with the prior written consent of the Buyer.

“Retained Indemnity Escrow Amount” is defined in Section 9.9(b).

“Rollover Units Value” means an amount in cash equal to (a) $27,256,752, minus (b) the sum of (i) the Korengold Note Contribution Amount, plus (ii) the Vulcan Contingent Interest Contribution Amount, plus (iii) the number of Series E Units subscribed for pursuant to the Reinvestment Agreements multiplied by the Series E Preferred Unit Value Per Share.

“Rollover Sellers” means those Persons set forth on Schedule 2.3(a)(vi).

“R&W Insurance Policy” means that certain insurance policy, to be issued by the R&W Insurer and to be bound as provided in Section 6.13, in the name and for the benefit of the Buyer Indemnified Parties.

“R&W Insurer” means AIG Specialty Insurance Company.

“SBA” means the Small Business Administration.

“SBIC” is defined in Section 3.25(k).

“SBIC Act” means the Small Business Investment Act of 1958, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Seller” and “Sellers” are defined in the preamble.

“Seller Indemnified Parties” is defined in Section 9.3.

“Seller Owners” is defined in the preamble.

“Seller Related Party” is defined in Section 11.19(c).

“Seller Representative” is defined in the preamble.

“Seller Representative Expense Amount” means $500,000.

“Series E Preferred Unit Value Per Share” means $3.50, subject to appropriate adjustment in the event of an equity split, recapitalization, reorganization, merger, consolidation, combination, exchange of all or any type or class of limited liability company interests or other equity interests, liquidation, spin-off, or other change in organizational structure affecting the Series E Preferred Units (including any conversion of the Buyer to a corporation), in each case, solely to the extent occurring prior to Closing.

“Series E Preferred Units ” means the Series E Preferred Units representing limited liability company interests in Buyer and having the rights and privileges as set forth in the Buyer LLC Agreement.

“Solvent ” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged and (c) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature, immediately following Closing.

“SRO” is defined in Section 3.26.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such first Person; or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such first Person.

“Successor Equity” is defined in Section 6.20.

“Successor Person” is defined in Section 6.20.

“Target Entities” means, collectively, the Blockers and the Enhanced Entities.

“Tax Claim” is defined in Section 7.8.

“Tax Return” means any return (including any amended return), claim for refund, declaration, report, statement, information return and statement and other document filed or required to be filed with respect to Taxes.

“Taxes” means: (i) all federal, state, local, foreign and other income, net income, gross income, gross receipts, estimated, alternative minimum, add on minimum, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property and windfall profits taxes or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“TECG Units” is defined in the recitals.

“Third Party Claim” is defined in Section 9.4(a).

“Transaction Expenses” means, without duplication, the aggregate amount of any and all out-of-pocket fees and expenses incurred by or on behalf of, or to be paid directly by, any Target Entity or any Person that the Target Entities are legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of the Sellers) in connection with the process of selling the Companies or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all such fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts; (ii) all such out-of-pocket fees and expenses associated with obtaining necessary waivers, consents, or approvals of any Governmental Authority on behalf of any Target Entity; (iii) any such fees or expenses associated with obtaining the release and termination of any Encumbrances (other than Permitted Encumbrances) on the Purchased Interests; (iv) all such brokers’, finders’ or similar fees; (v) any such change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable due at or as a result of Closing by any Target Entity (including the ICU Equivalent Cash Bonus Payments), plus all employment or other Tax amounts related thereto payable by any Target Entity; and (vi) Sellers’ share of costs and fees in connection with the “tail” insurance policy described in Section 6.7(b); provided, however, that “Transaction Expenses” shall exclude (A) any amounts treated as Indebtedness and (B) any costs, expenses or other amounts to the extent incurred by or at the direction of Buyer Group or their respective Affiliates, including for the purpose of obtaining any financing in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Expenses Payoff Instructions” is defined in Section 6.16.

“Transaction Tax Deductions” means, without duplication, any and all Tax deductions of the Target Entities that are “more likely than not” to be both deductible under applicable Law and deductible in a Pre-Closing Tax Period related to or arising from (a) the payment of any bonuses, any payments for, or vesting of, or in respect of, any restricted stock, stock options, stock appreciation rights, incentive units or similar equity incentive awards, and any other compensatory payments, management, advisory or consulting fees and other similar items in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) expenses with respect to Indebtedness (including any unamortized capitalized financing costs, fees and expenses) being paid in connection with the Closing, and (c) all transaction-related expenses and payments that are deductible by the Target Entities for Tax purposes, including the Transaction Expenses; provided that, with respect to any success-based fees included in Transaction Expenses, seventy percent (70%) of such fees shall be treated as deductible in accordance with Rev. Proc. 2011-29.

“Transfer Taxes” is defined in Section 7.3.

“Tree Line” is defined in Section 6.24.

“Tree Line Interests” is defined in Section 6.24.

“Tree Line Option” is defined in Section 6.24.

“Trident ECG” is defined in the recitals.

“Trident ECP” is defined in the recitals.

“Trident Sellers” is defined in the recitals.

“Trident Shares” is defined in the recitals.

“Unpaid Taxes” means an amount, which shall not be less than zero, equal to the sum of (a) the aggregate amount of any positive unpaid Tax liabilities of the Target Entities for any Pre-Closing Tax Period (but solely to the extent such Pre-Closing Tax Period is (A) part of a current taxable period that ends within the calendar year in which the Closing Date occurs or (B) a prior taxable period, to the extent applicable Tax Returns for such period have not been filed or Taxes have not yet been paid), calculated (i) in the case of any Straddle Period, in a manner consistent with Section 7.4, (ii) taking into account (but not in a manner that reduces “Unpaid Taxes” below zero) any overpayment of income Tax made prior to the Closing Date (i.e., subtracting the amount of any such overpayment from the amount that would have otherwise been the amount of Unpaid Taxes) and Transaction Tax Deductions, (iii) without taking into account any deferred Tax liability, and (iv) in a manner consistent with the past custom and practice of the Target Entities in filing their respective Tax Returns except as would otherwise be required by applicable Law, plus (b) the portion of Transfer Taxes allocated to Sellers pursuant to Section 7.3, to the extent paid or to be paid by Buyer or a Target Entity, plus (c) Taxes of the Target Entities that would have otherwise been payable with respect to a Pre-Closing Tax Period but that have been deferred under the CARES Act, the Families First Act, the Payroll Tax Executive Order or any other legislative or regulatory responses to COVID-19.

“VECG Units” is defined in the recitals.

“Vulcan Contingent Interest” means Contingent Interest Agreement, dated as of December 23, 2013, by and between ECP, Vulcan and ECG.

“Vulcan Contingent Interest Contribution Amount” means $4,028,577 (or such other lesser amount specified in the Debt Payoff Letter related to the Vulcan Contingent Interest).

“Vulcan” is defined in the recitals.

“Year End Income Statement” is defined in Section 2.6(a).

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Purchased Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey, and deliver to Buyer, free and clear of all Encumbrances (other than Encumbrances arising under Applicable Securities Laws or organizational documents of the applicable Target Entities), and Buyer shall purchase, acquire, and accept from such Seller, in reliance exclusively on the representations, warranties, and covenants of Sellers contained herein, all right, title, and interest of such Seller in and to the Purchased Interests set forth across from such Seller’s respective names on Schedule A to this Agreement.

Section 2.2 Closing. The sale and purchase of the Purchased Interests shall take place at a closing (the “Closing”) to be held at the Dallas offices of Gibson, Dunn & Crutcher LLP, at 10:00 a.m. Central Standard Time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions), or at such other place or at such other time or on such other date as the Companies and the Buyer mutually may agree in writing; provided that the Closing Date shall in no event occur earlier than 15 days after the date hereof unless an earlier date is specified in writing by the Buyer to the Sellers upon at least two Business Days’ prior written notice. The day on which the Closing takes place is referred to as the “Closing Date.”

Section 2.3 Closing Deliverables.

(a) At the Closing, the Buyer shall deliver, or cause to be delivered, the following:

(i) to the Escrow Agent, amounts equal to the Adjustment Escrow Amount and the Indemnity Escrow Amount, in accordance with the terms and conditions hereof and in the Escrow Agreement;

(ii) to each Seller, an amount equal to such Seller’s Closing Payment, in accordance with the wire instructions for such Seller as set forth on the Allocation Schedule;

(iii) to the Seller Representative,

(A) a counterpart of the Escrow Agreement, duly executed by Buyer;

(B) the certificate referred to in Section 8.2(a), duly executed by Buyer;

(iv) to each counterparty or holder of Indebtedness identified on the Preliminary Closing Statement as “Payoff Indebtedness”:

(A) in the case of Vulcan, the number of Series E Preferred Units (rounded down to the nearest whole share) equal to the Vulcan Contingent Interest Contribution Amount divided by the Series E Preferred Unit Value Per Share, and in the case of Michael Korengold, the number of Series E Preferred Units (rounded down to the nearest whole share) equal to the Korengold Note Contribution Amount divided by the Series E Preferred Unit Value Per Share, in exchange for the contribution of a portion of the Vulcan Contingent Interest and Korengold Promissory Note, respectively, to the Buyer; and

(B) the amount(s) payable to such counterparty or holder, as specified in the Debt Payoff Letters and identified next to such holder’s name on the Estimated Closing Statement and in accordance with this Agreement; provided, that in the case of Vulcan and Michael Korengold, such amount shall be reduced by the Vulcan Contingent Interest Contribution Amount and the Korengold Note Contribution Amount, respectively;

(v) to each Person who is owed a portion of the Estimated Transaction Expenses:

(A) with respect to each Estimated Transaction Expense other than the ICU Equivalent Cash Bonus Payments, the amount sufficient to pay such Estimated Transaction Expense, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement; and

(B) with respect to each ICU Equivalent Cash Bonus Payment, the amount sufficient to pay such ICU Equivalent Cash Bonus Payment, as specified in Schedule 1.1(b) and in accordance with this Agreement, shall be deposited with the applicable Enhanced Entity to be paid on the Closing Date in accordance with the applicable Enhanced Entity’s payroll practices;

(vi) to each Rollover Seller,

(A) the number of Series E Preferred Units (rounded down to the nearest whole share) equal to that portion of the Rollover Units Value specified next to such Rollover Seller’s name on Schedule 2.3(a)(vi) divided by the Series E Preferred Unit Value Per Share; and

(B) counterparts of the Buyer LLC Agreement and the Equityholders Agreement, duly executed by Holdings, Buyer and the other “Preferred Unitholders” party thereto, and in the case of the Buyer LLC Agreement, Keystone Capital XXX LLC (“Keystone”);

(vii) to the Seller Representative, an amount equal to the Seller Representative Expense Amount, in accordance with wire instructions provided by the Seller Representative; and

(viii) to Michael Korengold, a counterpart of the Korengold Employment Agreement, duly executed by ECG NewCo.

(b) At the Closing, the Sellers shall deliver, or cause to be delivered to the Buyer, the following:

(i) executed transfer instruments in customary form related to the Purchased Interests owned or held by each Seller;

(ii) letters of resignation from the directors or managers, as applicable, of the Blockers, ECP and ECG;

(iii) a certificate of each of the Blockers certifying that each Blocker is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code (including an appropriate IRS notification letter);

(iv) a certification of non-foreign status in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2) and Section 1446(f) of the Code from each of the Sellers other than the Trident Sellers, or to the extent that such Seller is disregarded as an entity from its parent, from such Seller’s regarded owner; and

(v) the certificates referred to in Section 8.3(a), duly executed by the Companies and the Sellers.

(c) At the Closing, the Seller Representative shall deliver, or cause to be delivered to the Buyer, the following:

(i) counterparts of the Escrow Agreement, duly executed by the Seller Representative;

(ii) the Debt Payoff Letters, duly executed by each holder of Payoff Indebtedness; and

(iii) certificates of good standing or the equivalent of recent date for each of the Blockers, ECG, and ECP from their respective jurisdictions of organization.

(d) At the Closing, Michael Korengold, an individual, shall deliver, or cause to be delivered to the Buyer, the following:

(i) counterparts of the Korengold Employment Agreement, duly executed by Michael Korengold; and

(ii) appropriate documents reasonably acceptable to the Buyer evidencing the contribution of a portion of the Korengold Promissory Note equal to the Korengold Note Contribution Amount to the Buyer in exchange for the Series E Preferred Units set forth in Section 2.3(a)(iv)(A), duly executed by the applicable parties to such documents.

(e) At the Closing, Vulcan shall deliver, or cause to be delivered to the Buyer, appropriate documents reasonably acceptable to the Buyer evidencing the contribution of the entire Vulcan Contingent Interest equal to the Vulcan Contingent Interest Contribution Amount to the Buyer in exchange for the Series E Preferred Units set forth in Section 2.3(a)(iv)(A), duly executed by the applicable parties to such documents.

(f) At the Closing, each Rollover Seller shall deliver, or cause to be delivered to the Buyer, counterparts of the Buyer LLC Agreement and the Equityholders Agreement, duly executed by each Rollover Seller.

(g) All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

Section 2.4 Closing Estimates.

(a) At least three Business Days prior to the anticipated Closing Date, the Companies shall prepare and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) that shall include and set forth (i) a good faith estimate of (A) a consolidated balance sheet of each of (x) the Enhanced Entities, (y) Trident ECP and (z) Trident ECG, in each case, as of immediately prior to the Closing (each a “Preliminary Closing Balance Sheet”), (B) (x) Payoff Indebtedness (the “Estimated Payoff Indebtedness”), (y) Cash (the “Estimated Cash”) and (z) Transaction Expenses (the “Estimated Transaction Expenses”) (with each of Estimated Cash, Estimated Payoff Indebtedness and Estimated Transaction Expenses determined as of immediately prior to the Closing and, except for Estimated Transaction Expenses and Unpaid Taxes (included in Payoff Indebtedness), without giving effect to the transactions contemplated by this Agreement or the Ancillary Agreements) and (C) on the basis of the foregoing, a calculation of the Estimated Purchase Price, (ii) an updated Schedule 3.28 setting forth all Indebtedness of any Enhanced Entity as of immediately prior to the Closing, including Indebtedness under the heading “Retained Indebtedness,” and (iii) a schedule (the “Allocation Schedule”) setting forth the portion(s) of the Estimated Purchase Price minus the Rollover Units Value to be received at Closing in cash (such Seller’s “Closing Payment”) and such Seller’s name, address and wire instructions. Estimated Payoff Indebtedness and Estimated Cash shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the most recent Balance Sheet (in each case, to the extent consistent with GAAP). All calculations of Estimated Payoff Indebtedness, Estimated Cash and Estimated Transaction Expenses shall be accompanied by certificates of the chief financial officer of the Enhanced Entities (with respect to the Enhanced Entities only) and the Seller Representative (with respect to the Blockers only) certifying that the applicable estimates have been calculated in good faith in accordance with this Agreement (such certificates, together with such certifications, collectively the “Estimated Closing Statement”).

(b) Without limiting any of the Buyer’s other rights or remedies, the Buyer may reasonably object that any of the foregoing has not been calculated in good faith or in a manner consistent with the terms hereof by delivering in good faith to the Companies a written notice of its disagreement at least two Business Days prior to the anticipated Closing Date (the “Buyer’s Notice of Disagreement”), specifying in reasonable detail the nature and amounts of its objections to the Companies’ estimates. The Companies and the Buyer in good faith shall seek to resolve in writing any reasonable objections set forth in the Buyer’s Notice of Disagreement prior to the Closing, and the Companies shall make such revisions to the disputed items as may be mutually agreed between the Companies and the Buyer; provided, that if and to the extent that the Buyer and the Companies have not resolved all such differences by the close of business on the Business Day prior to the anticipated Closing Date, then (i) the Closing will proceed (subject to the satisfaction of all conditions to Closing set forth in Article VIII), and (ii) the Adjustment Escrow

Amount shall be increased, and the Estimated Purchase Price shall be decreased (and the Allocation Schedule accordingly adjusted), by the aggregate net amount of the items remaining in dispute that were set forth in the Buyer’s Notice of Disagreement. For the avoidance of doubt, any failure of the Buyer to raise any objection or dispute in the Buyer’s Notice of Disagreement shall not in any way prejudice the Buyer’s right to raise any matter in the Final Closing Statement, subject to the terms and conditions of Section 2.6.

Section 2.5 Interim Adjustment of Purchase Price.

(a) No later than January 15, 2020, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller Representative an interim written statement (“Interim Closing Statement”) that shall include and set forth a good faith estimate of (i) Cash as of 11:59 p.m. on December 31, 2020 (“Interim Estimated Cash”) and (ii) EBITDA for the year ended December 31, 2020 (the “Estimated EBITDA”). The calculations of Interim Estimated Cash and Estimated EBITDA set forth in the Interim Closing Statement shall be accompanied by reasonably detailed supporting documentation and a certificate of the chief financial officer of the Buyer certifying that the applicable estimates have been calculated in good faith in accordance with this Agreement. Within five (5) Business Days of delivery of the Interim Closing Statement, the Buyer shall deliver to the Seller Representative an amount (such amount, the “Interim Payment Amount”) in cash equal to (1) the Interim Estimated Cash, less (2) the product of (x) the Estimated EBITDA and (y) the Pro Rata EBITDA Fraction, plus (3) $500,000, less (4) the Final Cash Retention Amount.

(b) During the period commencing on the Closing Date and ending on December 31, 2020, the Buyer shall cause the Enhanced Entities to (i) operate solely in the ordinary course of business consistent with past practice, (ii) use Cash solely to pay Accrued and Unpaid Expenses and not for any other purpose (including, for the avoidance of doubt, to make or pay any cash dividend or other distribution on or with respect to any of the equity or ownership interests of any of the Enhanced Entities or make any capital expenditure) and (iii) collect (and not discount) accounts receivable and other current assets in the ordinary course of business consistent with past practice.

Section 2.6 Post-Closing Adjustment of Purchase Price.

(a) As soon as practicable but within 15 days after the completion of the external audit of the Buyer’s (or any successor’s) financial statements for the year ended December 31, 2020 (but in no event later than April 30, 2021), the Buyer shall prepare, or cause to be prepared, and deliver to the Seller Representative a written statement (the “Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Enhanced Entities as of immediately prior to the Closing (the “Closing Balance Sheet”) and a consolidated income statement of each of the Companies for the year ended December 31, 2020 (the “Year End Income Statement”) and (ii) a good faith calculation of the actual (A) EBITDA (the “Final EBITDA”), (B) Payoff Indebtedness (the “Closing Payoff Indebtedness”), (C) Cash (the “Final Cash”), and (D) Transaction Expenses (the “Closing Transaction Expenses”) (with each of Closing Payoff Indebtedness and Closing Transaction Expenses determined as of immediately prior to the Closing, Final Cash shall be determined as of December 31, 2020 and Final EBITDA shall be determined for the year ended December 31, 2020, in each case (except for Closing Transaction Expenses and Unpaid Taxes (included in Payoff Indebtedness)), without giving effect to the transactions contemplated by this Agreement or the Ancillary Agreements), together with, in each case, reasonably detailed supporting information containing the components thereof. Final EBITDA, Closing Payoff Indebtedness, Final Cash and Closing Transaction Expenses shall be calculated in accordance with the definitions thereof and GAAP, which shall (x) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated by this Agreement or the Ancillary Agreements, (y) be based on facts and circumstances as they exist on the Closing Date and (z) exclude the effect of any, decision or event occurring on or after the Closing Date. In furtherance of the foregoing, the parties acknowledge and agree that GAAP is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies that are not, in each case, specifically set forth therein. If the Buyer fails to timely deliver any of the Final Closing Statement and the calculations set forth therein in accordance with the foregoing, then, at the election of the Seller Representative in its sole discretion, either (x) the Net Adjustment Amount shall be conclusively deemed to equal $1,000,000 or (y) upon five (5) Business Days advance written notice to the Buyer, the Seller Representative shall retain an independent public accounting firm to provide an audit or other review of the Target Entities’ books and records, review the calculation of the Estimated Purchase Price and the Interim Closing Statement and make any adjustments necessary thereto consistent with the provisions of this Section 2.6, the determination of such accounting firm being conclusive and binding on the Parties; provided, however, that the Seller Representative reserves any and all other rights granted to it in this Agreement. The engagement fees of such accounting firm shall be borne as set forth in
Section 2.6(d).

(b) The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Seller Representative delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Final EBITDA, Closing Payoff Indebtedness, Final Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Sellers shall be deemed to have agreed with all items and amounts of Final EBITDA, Closing Payoff Indebtedness, Final Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement (other than contra accounts and other items and amounts reasonably related to such items and amounts specifically referenced in the Notice of Disagreement), and such items and amounts shall not be subject to review in accordance with Section 2.6(c). Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Final EBITDA, Closing Payoff Indebtedness, Final Cash and/or Closing Transaction Expenses as reflected on the Final Closing Statement not being calculated in accordance with this Section 2.6.

(c) During the 30-day period following delivery of a Notice of Disagreement by the Seller Representative to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Final EBITDA, Closing Payoff Indebtedness, Final Cash and/or Closing Transaction Expenses as specified therein. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to the Buyer and the Seller Representative during such period of negotiations and any subsequent dispute arising therefrom. Any disputed items resolved in writing between the Seller Representative and the Buyer within such 30-day period shall be final and binding with respect to such items, and if the Seller Representative and the Buyer agree in writing on the resolution of each disputed item specified by the Seller Representative in the Notice of Disagreement and the amount of the Final EBITDA, Closing Payoff Indebtedness, Final Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. If the Seller Representative and the Buyer have not resolved all such differences by the end of such 30-day period, the Seller Representative and the Buyer shall each make one written submission to an independent public accounting firm (the “Independent Accounting Firm”), detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Final EBITDA, Closing Payoff Indebtedness, Final Cash and Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Final EBITDA, Closing Payoff Indebtedness, Final Cash and Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder. Any item not specifically submitted to the Independent Accounting Firm for resolution shall be deemed final and binding on the parties for all purposes hereunder (as set forth in the Final Closing Statement, the Notice of Disagreement or as otherwise resolved in writing by Seller Representative and the Buyer) and Seller Representative and the Buyer shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Fund and to deliver to the Sellers an amount equal to the excess, if any, of the Adjustment Escrow Fund over the greatest aggregate value of such disputed items submitted to the Independent Accounting Firm as claimed by Buyer and the Seller Representative. The Independent Accounting Firm shall consider only those items and amounts in the Seller Representative’s and the Buyer’s respective calculations of the Final EBITDA, Closing Payoff Indebtedness, Final Cash and Closing Transaction Expenses that are identified as being items and amounts to which the Seller Representative and the Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be Grant Thornton LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller Representative and the Buyer. The Seller Representative and the Buyer shall instruct the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 11.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the powers, privileges and immunities of an arbitrator.

(d) The costs of any dispute resolution pursuant to Section 2.6(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Sellers and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e) The Buyer and the Companies will, and will cause the Subsidiaries of the Companies (in the case of the Companies, during the period from and after the date of delivery of the Estimated Closing Statement through the Closing Date and, in the case of the Buyer, during the period from and after the date of delivery of the Interim Closing Statement (or, in the event Buyer fails to timely deliver such statement, the last date upon which the Final Closing Statement should have been delivered) through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.6) to afford the other parties and their Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties (to the extent necessary and advisable, in the reasonable discretion of the Companies, given the ongoing COVID-19 pandemic), books and records of the Target Entities and to any other information reasonably requested for purposes of reviewing the calculations contemplated by this Section 2.6 (in each case, in a manner so as to not unreasonably interfere with the normal business operations of the Enhanced Entities). The Buyer and the Companies shall authorize their respective accountants to disclose work papers generated by such accountants in connection with reviewing the calculations contemplated by this Section 2.6; provided, that any such outside accountants shall not be obligated to make any work papers available except in accordance with such accountants’ normal disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f) The Estimated Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) For the purpose of this Agreement, the “Net Adjustment Amount” shall be calculated as follows: an amount (which may be positive or negative) equal to (A) (1) the Final Cash (as finally determined pursuant to this Section 2.6), plus $500,000, less the product of (x) Final EBITDA (as finally determined pursuant to this Section 2.6) multiplied by (y) the Pro Rata EBITDA Fraction, minus (2) the Interim Payment Amount; minus (B) the Closing Payoff Indebtedness as finally determined pursuant to this Section 2.6, minus the Estimated Payoff Indebtedness; minus (C) the Closing Transaction Expenses as finally determined pursuant to this Section 2.6, minus the Estimated Transaction Expenses;

(ii) If the Net Adjustment Amount is positive, then the Estimated Purchase Price shall be adjusted upwards in an amount equal thereto. In such event, (A) the Buyer shall pay the Net Adjustment Amount to the account(s) designated by the Seller Representative, and (B) the Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to transfer all funds in the Adjustment Escrow Fund to the Seller Representative and the Escrow Agent shall do so.

(iii) If the Net Adjustment Amount is negative the Estimated Purchase Price shall be adjusted downwards in an amount equal to the absolute value of the Net Adjustment Amount. In such event, the Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay the Net Adjustment Amount out of the Adjustment Escrow Fund to the Buyer, and the remainder, if any, of the Adjustment Escrow Amount to the Seller Representative, in accordance with the terms of the Escrow Agreement and the Escrow Agreement, and the Escrow Agent shall do so.

(g) Payments in respect of Section 2.6(f) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.6 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

(h) For the avoidance of doubt, the Adjustment Escrow Amount shall serve as the sole and exclusive source of recovery for any amounts owed to the Buyer in connection with the final determination of the Purchase Price and Net Adjustment Amount pursuant to this Section 2.6.

(i) Notwithstanding anything to the contrary, to the extent Estimated Payoff Indebtedness exceeds Closing Payoff Indebtedness (or Closing Payoff Indebtedness exceeds Estimated Payoff Indebtedness), and such excess (or shortfall) is solely attributable to a Blocker, as determined by the Seller Representative and designated in a notice to the Buyer, such excess (or shortfall) shall be solely for the account of the Trident Sellers.

(j) Any amounts which become payable pursuant to this Section 2.6 will constitute an adjustment to the Purchase Price for all purposes hereunder, except to the extent otherwise required by applicable Law.

Section 2.7 Withholding. Buyer shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement any Taxes that are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law; provided, however, that Buyer must give such payee advance notice with respect to any such withholding promptly upon Buyer determining that such withholding is required. Any amounts that are so deducted and withheld shall be paid to the relevant Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. If any withholding obligation may be avoided by such Person providing information or documentation to the Buyer, such Person may provide such information in a timely fashion and avoid any such withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES REGARDING THE ENHANCED ENTITIES

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and each other Section or subsection hereby if the relevance of such disclosure to such other Section or subsection is readily apparent on its face), the Companies hereby jointly and severally represent and warrant to the Buyer as follows:

Section 3.1 Organization and Qualification.

(a) Each Enhanced Entity is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has full company power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Enhanced Entities have heretofore made available to the Buyer complete and correct copies of the certificates of incorporation, formation, and bylaws or equivalent organizational documents, each as amended to date, of the Enhanced Entities. Such certificates of incorporation, formation, bylaws or equivalent organizational documents are in full force and effect. None of the Enhanced Entities is in violation of any of the provisions of its certificate of incorporation, formation, bylaws or equivalent organizational documents. The board and equityholder resolutions and consents of each of the Enhanced Entities that have been made available for inspection by the Buyer prior to the date hereof are true and complete.

Section 3.2 No Conflict; Required Filings and Consents.

(a) Except for the Enhanced Advisory Client Consents or as set forth on Schedule 3.2(a), the execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Enhanced Entities;

(ii) conflict with or violate any Law applicable to the Enhanced Entities or by which any property or asset of the Enhanced Entities is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Enhanced Entities under, or result in the creation of any Encumbrance on any property, asset or right of the Enhanced Entities pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which any Enhanced Entities is a party or by which any Enhanced Entity or any of their respective properties, assets or rights are bound or affected, except, in the case of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth on Section 3.2(b) of the Disclosure Schedules, none of the Enhanced Entities are required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance of this Agreement and each of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, or in order to prevent the termination of any right, privilege, license or qualification of any of the Enhanced Entities, except for such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

(d) Notwithstanding anything to the contrary contained herein, the Companies make no representation or warranty with respect to the transactions contemplated by the Reorganization Agreement.

Section 3.3 Capitalization. Schedule 3.3 of the Disclosure Schedules sets forth, for ECG, ECP, and each of their respective Subsidiaries that are not wholly-owned, the amount of the authorized capital stock or other equity or ownership interests of such entities, the amount of the outstanding capital stock or other equity or ownership interests of such entities, and the record and beneficial owners of the outstanding capital stock or other equity or ownership interests of such entities. Except for the Purchased Interests and except as set forth in Schedule 3.3 of the Disclosure Schedules, no Enhanced Entity has issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of an Enhanced Entity or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of the Enhanced Entities is duly authorized, validly issued, fully paid and nonassessable, and in the case of the Subsidiaries of each Enhanced Entity, each such share or other equity or ownership interest is owned by an Enhanced Entity or another Subsidiary, free and clear of any Encumbrance (other than Permitted Encumbrances and Encumbrances arising under Applicable Securities Laws or the organizational documents of the applicable Enhanced Entity). All of the outstanding shares or other equity or ownership interests set forth in Schedule 3.3 of the Disclosure Schedules have been offered, sold and delivered by the applicable Enhanced Entity in compliance with all applicable federal and state securities laws. Except as set forth in Schedule 3.3 of the Disclosure Schedules, the certificate of incorporation or bylaws or equivalent organizational documents of an Enhanced Entity and except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of an Enhanced Entity to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Enhanced Entities. No shares of capital stock or other equity or ownership interests of the Enhanced Entities have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of an Enhanced Entity or any Contract to which an Enhanced Entity is a party or by which an Enhanced Entity is bound.

Section 3.4 Purchased Interests. Upon delivery to the Buyer of executed transfer instruments for the Purchased Interests at the Closing and the Buyer’s payment of the Closing Payments and delivery of Series E Preferred Units in accordance with Section 2.3, the Buyer shall acquire (directly or indirectly) good, valid and marketable title to (a) 100% of the ordinary common units of ECG and (b) 49% of the ordinary common units of ECP.

Section 3.5 Equity Interests. Except as set forth in Schedule 3.5 of the Disclosure Schedules, no Enhanced Entity directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of (i) the audited consolidated balance sheets, including the consolidated schedules of investments, of ECG as of December 31, 2019, December 31, 2018 and December 31, 2017, and the related audited consolidated statements of operations, members’ (deficit) equity and cash flows of ECG, together with all related notes thereto, accompanied by the reports thereon of ECG’s independent auditors, and (ii) the audited consolidated balance sheets, including the schedules of investments, of ECP as of December 31, 2019, December 31, 2018 and December 31, 2017, and the related audited consolidated statements of operations, members’ deficit and cash flows of ECG, together with all related notes thereto, accompanied by the reports thereon of ECP’s independent auditors (the foregoing clauses (i) and (ii) collectively referred to as the “Financial Statements”) and (iii) the unaudited consolidated balance sheet, including the consolidated schedule of investments, of ECG as of September 30, 2020, and the related consolidated statements of operations, members’ (deficit) equity and cash flows of ECG, together with all related notes thereto, and (iv) the unaudited consolidated balance sheet, including the consolidated schedule of investments, of ECP as of September 30, 2020, and the related consolidated statements of operations, members’ deficit and cash flows of ECP, together with all related notes thereto (the foregoing clauses (iii) and (iv) collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (x) have been prepared in accordance with the books and records of the applicable Enhanced Entities, (y) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (z) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the applicable Enhanced Entities as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material and the absence of footnotes.

(b) Except as and to the extent adequately accrued or reserved against in the unaudited consolidated balance sheet of ECG or ECP as of September 30, 2020 (collectively, the “Reference Balance Sheet”), none of the Enhanced Entities has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown, that would be required by GAAP to be reflected in a consolidated balance sheet of an Enhanced Entity, except for (i) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Reference Balance Sheet, (ii) liabilities and obligations that are not, individually or in the aggregate, material to the Enhanced Entities, taken as a whole, or (iii) liabilities and obligations included in the computation of Transaction Expenses.

(c) The books of account and financial records of the Enhanced Entities are true and correct in all material respects and have been prepared and are maintained in all material respects in accordance with sound accounting practice.

(d) Except as set forth in Schedule 3.6(d), no Enhanced Entity has entered into any undertaking, guarantee or similar agreement on behalf of any GP Entity, Seller, any present or former employee, officer, or director of an Enhanced Entity in respect of any capital commitment, capital contribution, return obligation (including in respect of capital contributions or “clawback” of carried interest) or other substantially similar payments owed by such GP Entity, Seller or present or former employee officer or director of the Company.

Section 3.7 Absence of Certain Changes or Events. Since the date of the Reference Balance Sheet, except in connection with the transactions contemplated by this Agreement and the Ancillary Agreements: (a) the Enhanced Entities have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (c) none of the Enhanced Entities has suffered any material loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance; and (d) none of the Enhanced Entities has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

Section 3.8 Compliance with Law; Permits.

(a) To the knowledge of the Companies, each of the Enhanced Entities, GP Entities and Enhanced Funds is and during the past three (3) years has been in compliance in all material respects with all Laws applicable to it. None of the Enhanced Entities, GP Entities, Enhanced Funds or, to the knowledge of the Companies, any of their respective officers, managers, directors or employees has received during the past three (3) years, any written notice, order, complaint or other written communication from any Governmental Authority or any other Person that an Enhanced Entity, GP Entity or Enhanced Fund is not in compliance in any material respect with any Law applicable to it.

(b) Each of the Enhanced Entities, GP Entities and Enhanced Funds is in possession of all permits, licenses, franchises, approvals, certificates, orders, registrations, notices or other authorizations of any Governmental Authority necessary for such Persons to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). Each of the Enhanced Entities, GP Entities and Enhanced Funds is and, during the past three (3) years has been, in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Companies, threatened. Except as set forth on Schedule 3.8(b) of the Disclosure Schedules, no Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of an Enhanced Entity, GP Entity or Enhanced Fund.

(c) (i) None of the Enhanced Entities, GP Entities or Enhanced Funds nor, to the knowledge of the Companies, any of their respective officers, managers, directors or employees have been the subject of any investigations or disciplinary proceedings or orders of any Governmental Authority arising under applicable Laws, which would be required to be disclosed on Form ADV, or related to any laws and regulations applicable to anti-bribery, anticorruption, anti-money laundering matters and anti-terrorism financing, and no such disciplinary proceeding or order is pending or, to the knowledge of the Companies, threatened; (ii) none of the Enhanced Entities, GP Entities or Enhanced Funds nor, to the knowledge of the Companies, any of their respective officers, managers, directors, or employees have been permanently enjoined by the order, judgment or decree of any court or other Governmental Authority from engaging in or continuing any conduct or practice in connection with any activity; and (iii) none of the Enhanced Entities, GP Entities or, to the knowledge of the Companies, any other Person “associated” (as defined under the Advisers Act or its equivalent under any applicable Law) with any Enhanced Entity or GP Entity has been subject to, or has engaged in or been found to have engaged in conduct that could lead to, a disqualification pursuant to Section 203(e) or 203(f) of the Advisers Act (or its equivalent under any applicable Laws) to serve as an investment adviser or as an associated Person of a registered investment adviser nor is there any basis for such disqualification.

Section 3.9 Litigation. Except as set forth on Schedule 3.9 of the Disclosure Schedules, there is no Action pending or, to the knowledge of the Companies, threatened against an Enhanced Entity, GP Entity or Enhanced Fund, or any material property or asset of an Enhanced Entity, GP Entity or Enhanced Fund, or any of the officers of any Enhanced Entity, GP Entity or Enhanced Fund, in regards to their actions as such. There is no Action pending or, to the knowledge of the Companies, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding or, to the knowledge of the Companies, pending order, writ, judgment, injunction, decree, determination or award of, or, to the knowledge of the Companies, threatened investigation by, any Governmental Authority relating to an Enhanced Entity, GP Entity or Enhanced Fund, any of their respective material properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by an Enhanced Entity, GP Entity or Enhanced Fund pending, or which any Enhanced Entity, GP Entity or Enhanced Fund has commenced preparations to initiate, against any other Person. There is no Action pending, or to the knowledge of the Companies, threatened, relating to the termination of, or limitation of, any Enhanced Entity’s or GP Entity’s rights under its registration under the Advisers Act (if any) as an investment adviser, “relying adviser,” “exempt reporting adviser” or any similar or related rights under any registrations or qualifications with various self-regulatory bodies, states or other jurisdictions or under any other applicable investment or advisory Laws.

Section 3.10 Employee Benefit Plans.

(a) No Enhanced Entity sponsors, maintains, contributes to or has any liability with respect to any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) or any other retirement, welfare, severance, incentive or bonus, deferred compensation, profit sharing, vacation or paid-time-off, stock purchase, stock option or equity incentive, severance, vacation, paid time off, fringe benefit or any other employee benefit or compensatory plan, program, policy, arrangement or agreement (each, a “Plan”).

(b) No Enhanced Entity is obligated to make any payments that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.

Section 3.11 Labor and Employment Matters.

(a) Except as set forth on Schedule 3.11(a), no Enhanced Entity, GP Entity or Enhanced Fund employs or has during the past three (3) years employed any individual.

(b) Except as set forth on Schedule 3.11(b), all employees who provide services to the Enhanced Entities are employed solely by ECH. ECH is not a party to any labor or collective bargaining Contract that pertains to employees who provide services to an Enhanced Entity. There are no, and during the past three (3) years have been no, organizing activities or collective bargaining arrangements that could affect ECH pending or under discussion with any labor organization or group of employees of ECH. There is no, and during the past three (3) years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Companies, threatened against or affecting ECH, nor is there any basis for any of the foregoing. There are no pending or, to the knowledge of the Companies, threatened union grievances or union representation questions involving employees of ECH.

(c) ECH is, and during the past three (3) years has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors.

(d) ECH has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of ECH and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. ECH has paid in full to all its employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. No Enhanced Entity has or has had any obligation to pay any wages to any individual.

(e) To the knowledge of the Companies, no current employee or officer of ECH intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(f) During the past three (3) years, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Companies, threatened against ECH or any of its current or former directors, officers or senior level management employees, (ii) to the knowledge of the Companies, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) neither ECH nor any Enhanced Entity has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their employees.

Section 3.12 Title to, Sufficiency and Condition of Assets.

(a) The Enhanced Entities have good and valid title to or a valid leasehold or licensed interest in all of their material assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the applicable Balance Sheet in the ordinary course of business consistent with past practice. The assets owned or leased by an Enhanced Entities constitute in all material respects all of the assets necessary for the Enhanced Entities to carry on their respective businesses as currently conducted. None of the assets owned or leased by an Enhanced Entity is subject to any Encumbrance, other than Permitted Encumbrances.

(b) All tangible assets owned or leased by an Enhanced Entity have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(c) Except as set forth on Schedule 3.12(c), the Enhanced Entities exclusively own, free and clear of any and all Encumbrances, or otherwise have an exclusive, irrevocable and legally enforceable right, on a royalty-free basis, to perpetually use all performance records of the Enhanced Entities, the GP Entities and each Enhanced Advisory Client, including all data and other information underlying and supporting such records (collectively, “Performance Records”).

This Section 3.12 does not relate to real property or interests in real property, such items being the subject of Section 3.13, or to Intellectual Property, such items being the subject of Section 3.14.

Section 3.13 Real Property.

(a) The Enhanced Entities do not own and have never owned any Owned Real Property. Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property. Each of the Enhanced Entities has valid leasehold interests in all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. To the knowledge of the Companies, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Companies, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect subject to the Enforceability Exceptions, and there exists no default under any such lease by an Enhanced Entity or, to the knowledge of the Companies, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by an Enhanced Entity or, to the knowledge of the Companies, any other party thereto.

(b) There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Enhanced Entities for the current or contemplated use of such real property in any material respect. To the knowledge of the Companies, there are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Enhanced Entities as currently conducted.

Section 3.14 Intellectual Property.

(a) Schedule 3.14 of the Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to an Enhanced Entity, identifying for each whether it is owned by or exclusively licensed to the Enhanced Entity.

(b) No registered Mark identified on Schedule 3.14 of the Disclosure Schedules has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Companies, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 3.14 of the Disclosure Schedules has been or is now involved in any interference, reissue or reexamination proceeding and, to the knowledge of the Companies, no such proceeding is or has been threatened with respect thereto any of such Patents.

(c) The Enhanced Entities exclusively own, free and clear of any and all Encumbrances, all Intellectual Property identified on Schedule 3.14 of the Disclosure Schedules and all other Intellectual Property used in the Enhanced Entities’ businesses other than Intellectual Property that is licensed to the Enhanced Entities by a third party licensor pursuant to a written license agreement that remains in effect. No Enhanced Entity has received any notice or claim challenging an Enhanced Entity’s ownership of any of the Intellectual Property owned (in whole or in part) by an Enhanced Entity, nor to the knowledge of the Companies is there a reasonable basis for any claim that an Enhanced Entity does not so own any of such Intellectual Property.

(d) Each of the Enhanced Entities has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Enhanced Entities. All current and former employees, consultants and contractors of the Enhanced Entities have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Enhanced Entities’ standard forms.

(e) All registered Marks, issued Patents and registered Copyrights identified on Schedule 3.14 of the Disclosure Schedules (“Company Registered IP”) are valid and subsisting and, to the knowledge of the Companies, enforceable, and no Enhanced Entity has received any notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. Except in the ordinary course of business consistent with past practice, no Enhanced Entity has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f) To the knowledge of the Companies, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Enhanced Entities, and all of the other activities or operations of the Enhanced Entities, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and no Enhanced Entity has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred. No Intellectual Property owned by or licensed to an Enhanced Entity is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Enhanced Entities. To the knowledge of the Companies, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to an Enhanced Entity in a material manner.

(g) Except in the ordinary course of business consistent with past practice, no Enhanced Entity has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property. Upon the consummation of the Closing, the Buyer shall succeed to all of the material Intellectual Property rights necessary for the conduct of the Enhanced Entities’ businesses as they are currently and proposed to be conducted and all of such rights shall be exercisable by the Buyer to the same extent as by the Enhanced Entities prior to the Closing. No loss or expiration of any of the material Intellectual Property used by an Enhanced Entity in the conduct of its business is, to the knowledge of the Companies, threatened, pending or reasonably foreseeable.

(h) The execution, delivery and performance by the Enhanced Entities of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any Enhanced Entity’s rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by an Enhanced Entity.

(i) The Enhanced Entities (i) take reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information and (ii) comply and have complied with applicable data protection, privacy and similar Laws, directives and codes of practice in any jurisdiction relating to any data processed by the Enhanced Entities.

(j) This Section 3.14 contains the sole and exclusive representations and warranties of the Companies with respect to Intellectual Property matters.

Section 3.15 Taxes.

(a) All Tax Returns required to have been filed by or with respect to any Enhanced Entity have been timely filed (taking into account any valid extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete. All Taxes required to be paid by any Enhanced Entity (whether or not shown to be payable on any such Tax Returns) have been timely paid, unless disputed in good faith and adequately reserved under GAAP. Each Enhanced Entity has withheld or collected and paid over to the applicable Governmental Authority all Taxes required to have been so withheld or collected and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party pursuant to applicable Law.

(b) No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against any Enhanced Entity that has not been satisfied by payment, settled or withdrawn.

(c) There are no Tax liens on any of the assets of any of the Enhanced Entities, other than liens for Taxes not yet (i) due and payable or (ii) otherwise delinquent.

(d) There is no Action pending, ongoing, proposed or threatened with respect to Taxes or Tax Returns of any of the Enhanced Entities.

(e) None of the Enhanced Entities has consented to extend the time or waive any applicable statute of limitations, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority and no request has been made for any such extension or waiver, which extension or waiver (or request) remains outstanding.

(f) No Governmental Authority with which any Enhanced Entity does not file Tax Returns has made an assertion in writing (which assertion remains outstanding) that such Enhanced Entity is or may be required to pay Taxes to or file Tax Returns with that Governmental Authority.

(g) None of the Enhanced Entities is a party to or bound by any Tax allocation or sharing agreement (other than an agreement that is solely between Enhanced Entities) other than an agreement entered into in the ordinary course of business the primary purpose of which is other than Taxes and under which no Enhanced Entity has any material liability for Taxes. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to any Enhanced Entity.

(h) None of the Enhanced Entities (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law) filing (or that is required to file) a consolidated income Tax Return the common parent of which is other than an Enhanced Entity, or (ii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, or by contract.

(i) None of the Enhanced Entities has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(j) None of the Enhanced Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in or use of an incorrect method of accounting for a taxable period ending on or before the Closing Date (including any adjustment pursuant to Code Section 481(a)), (ii) an installment sale or open transaction disposition made on or prior to the Closing, (iii) a prepaid amount received or paid, or deferred revenue accrued or realized, prior to the Closing, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local Tax law) executed prior to the Closing, or (v) any gain recognition agreement to which the Company or any Subsidiary is a party under Section 367 of the Code (or any corresponding or similar provision of income Tax Law).

(k) Each of the Enhanced Entities is in compliance in all material respects with all applicable transfer pricing Laws.

(l) Each of the Companies is, and has been since its formation, properly classified as a partnership for federal income tax purposes. Each Subsidiary of ECG or ECP is, and has been since its formation, properly classified as either a partnership or as an entity disregarded from its owner for federal income tax purposes. No Enhanced Entity directly or indirectly holds any interest classified as equity in any Person that is not an Enhanced Entity.

(m) Each of the Enhanced Entities have (i) to the extent deferred, properly complied in all material respects with all applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act,

(ii) to the extent applicable, eligible, and claimed, or intended to be claimed, properly complied in all material respects with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order.

(n) Each reference to the Enhanced Entities in this Section 3.15 includes reference to any Person that merged with or into any of the Enhanced Entities or for which any Enhanced Entity has any successor or transferee liability.

(o) This Section 3.15 and Section 3.11 (to the extent Section 3.11 specifically addresses Taxes) contains the sole and exclusive representations and warranties of the Companies with respect to Tax matters.

Section 3.16 Environmental Matters. The Enhanced Entities hold all licenses, permits and other authorizations required under all applicable Laws, regulations and other requirements of Governmental Authorities relating to pollution (or the cleanup thereof), to the protection of natural resources, endangered or threatened species, the environment or human health and safety or to the presence or handling of or exposure to hazardous substances (“Environmental Laws”) to operate at the Owned Real Property and the Leased Real Property and to carry on the business of the Enhanced Entities as now conducted, except as would not reasonably be expected to be material to the Enhanced Entities, taken as a whole. The Enhanced Entities are in compliance in all material respects with all Environmental Laws and with all such licenses, permits and authorization.

Section 3.17 Material Contracts.

(a) Except as set forth in Schedule 3.17(a) of the Disclosure Schedules, no Enhanced Entity is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.17(a) of the Disclosure Schedules being “Material Contracts”):

(i) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;

(ii) any Contract relating to or evidencing Indebtedness under clause (i) of such definition;

(iii) any Contract pursuant to which an Enhanced Entity has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv) any Contract with any Governmental Authority;

(v) any Contract with any Related Party of an Enhanced Entity;

(vi) any employment or consulting Contract with any employee of ECH, other than Contracts for employment covered in clause (v), that involves an aggregate future or potential liability in excess of $500,000;

(vii) any Contract that limits, or purports to limit, the ability of an Enhanced Entity to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Enhanced Entities to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” that would be triggered by the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (other than the Reorganization Agreement);

(ix) to the extent not disclosed under clause (viii), (A) any Enhanced Entity Advisory Contracts and (B) any side letters or similar agreements with respect to an Enhanced Fund that modify the terms of any investor’s participation in such Enhanced Fund;

(x) any Contract pursuant to which an Enhanced Entity is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than an Enhanced Entity), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $500,000;

(xi) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $500,000;

(xii) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of an Enhanced Entity or any predecessor Person;

(xiii) any Contract containing confidentiality clauses;

(xiv) any Contract relating in whole or in part to any Intellectual Property;

(xv) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to an Enhanced Entity;

(xvi) any Contract with any labor union or providing for benefits under any Plan;

(xvii) any hedging, futures, options or other derivative Contract;

(xviii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, an Enhanced Entity;

(xix) any Contract relating to settlement of any administrative or judicial proceedings within the past three (3) years;

(xx) any Contract that results in any Person holding a power of attorney from an Enhanced Entity that relates to an Enhanced Entity or any of their respective businesses; and

(xxi) any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $500,000 on an annual basis, or in excess of $500,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by an Enhanced Entity without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Enhanced Entities, taken as a whole.

(b) Except as set forth in Schedule 3.17(b), each Material Contract is a legal, valid, binding and enforceable agreement subject to the Enforceability Exceptions and is in full force and effect. No Enhanced Entity or, to the knowledge of the Companies, any other party is in material breach or material violation of, or (with or without notice or lapse of time or both) material default under, any Material Contract, nor has any Enhanced Entity received any written notice of any such breach, violation or default. The Enhanced Entities have delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.18 Affiliate Interests and Transactions.

(a) No Related Party of an Enhanced Entity: (i) owns, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of an Enhanced Entity or its business; (ii) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that an Enhanced Entity uses or has used in or pertaining to the business of the Enhanced Entities; or (iii) has any business dealings or a financial interest in any transaction with an Enhanced Entity or involving any assets or property of an Enhanced Entity, other than, in each case above, any incentive equity arrangements, any employment or retention agreement or any employee benefit plan or obligation relating thereto and business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

(b) Except for this Agreement, there are no Contracts by and between an Enhanced Entity, on the one hand, and any Related Party of an Enhanced Entity, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties or support services to or from an Enhanced Entity (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c) Except as set forth on Schedule 3.18(c) and other than the Promissory Note and compensation, benefits and expense reimbursement obligations payable to officers, managers and directors and employees, there are no outstanding notes payable to, accounts receivable from or advances by an Enhanced Entity to, and no Enhanced Entity is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Enhanced Entities or any Enhanced Entity. Since the date of the Balance Sheet, no Enhanced Entity has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Enhanced Entities or the Enhanced Entities, other than the transactions contemplated by this Agreement, compensation, benefits and expense reimbursement obligations payable to officers, managers and directors and employees and except as set forth on Schedule 3.18(c).

Section 3.19 Insurance. Schedule 3.19 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Enhanced Entities, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Enhanced Entities have not received written notice of, nor to the knowledge of the Companies, are there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $250,000. Schedule 3.19 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder.

Section 3.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Enhanced Entity.

Section 3.21 Investment Adviser Activities.

(a) The Enhanced Entities and GP Entities are duly registered with the SEC and with all other applicable Governmental Authorities as investment advisers to the extent required by applicable Law, unless the failure to be so duly registered would not reasonably be expected to be material to the Business. Except for this registration, none of the Sellers, the Enhanced Entities, or any of the Enhanced Entities’ officers, managers, directors or employees is, or is required to be, registered or appointed as an “investment adviser” or “investment adviser representative” under applicable Law. Each such registration is in full force and effect.

(b) No Enhanced Entity or GP Entity is or has been a “broker-dealer” within the meaning of the Exchange Act.

(c) No Enhanced Entity or GP Entity or, to the knowledge of the Companies, any officer, manager, director or employee thereof is, or since January 1, 2017 has been, required to be registered (i) in any jurisdiction or with the SEC or any other Governmental Authority as a broker-dealer, registered representative, sales person or transfer agent or (ii) with the Commodity Futures Trading Commission as a “commodity pool operator” (as defined in the CEA) or a “commodity trading advisor” (as defined in the CEA).

(d) To the knowledge of the Companies, no employee of any Enhanced Entity or GP Entity conducts investment management or investment advisory or sub-advisory activities except (i) as part of his or her employment with the applicable Enhanced Entity or GP Entity, (ii) managing his or her own investments or the investments of family members (including as an executor or similar agent), including as permitted by the family office exemption pursuant to Rule 202(a)(11)(G)-1 under the Advisers Act, or (iii) on behalf of charitable organizations as a member of a board or committee for which no compensation is paid.

(e) No Enhanced Advisory Client is an open-end investment company, closed-end investment company, unit investment trust, business development company or other collective investment vehicle registered or, to the knowledge of the Companies, required to be registered under the Investment Company Act.

(f) Except as set forth on Schedule 3.21(f), no Enhanced Advisory Client is a “benefit plan investor” within the meaning of Section 3(42) of ERISA or an entity or account the assets of which constitute “plan assets” for purposes of ERISA or Section 4975 of the Code.

Section 3.22 Clients and Advisory Contracts.

(a) Schedule 3.22 lists each Enhanced Advisory Client. Schedule 3.22 also identifies whether such Enhanced Advisory Client is an Enhanced Fund or other type of Enhanced Advisory Client (e.g., separate account client) and lists (i) the domicile of such Enhanced Advisory Client, (ii) whether such Enhanced Advisory Client is a Related Party, and (iii) whether the applicable provisions of such Enhanced Advisory Client’s Enhanced Entity Advisory Contract permits negative consent to a “deemed assignment” of such agreement under the Advisers Act or whether affirmative consent is required. Additionally, in the case of each Enhanced Fund, Schedule 3.22 shall (x) set forth the aggregate capital commitments, the aggregate contributed capital, the aggregate capital account value as of the date indicated, the aggregate remaining capital commitments and the management fee schedule in effect (including any applicable management fee waivers or discounts), (y) identify whether such Enhanced Fund is an SBIC, and (z) identify the name of each investor in the Enhanced Funds.

(b) Each Enhanced Entity Advisory Contract has been performed in accordance with its terms, the Advisers Act, the SBIC Act (if applicable) and all other applicable Laws by the Enhanced Adviser Entities, except, in each case, as would not reasonably be expected to be material to the Business. No Enhanced Advisory Client or investor in any Enhanced Advisory Client is in material default of any obligation (including any economic obligation) under any of its Enhanced Entity Advisory Contracts or any Enhanced Entity Advisory Contract in respect of the Enhanced Entities. No subscription agreement materially alters the terms of any Enhanced Entity Advisory Contract.

(c) As of the date of this Agreement, the Enhanced Adviser Entities have not received notice from any current Enhanced Advisory Client of such Enhanced Advisory Client’s intent to terminate its Enhanced Entity Advisory Contract, to engage in negotiations to amend the terms and conditions of its Enhanced Entity Advisory Contract, or to withdraw assets from the Companies’ management, in each case other than in the ordinary course of business.

(d) Notwithstanding anything to the contrary contained herein, the Companies make no representation or warranty with respect to the transactions contemplated by the Reorganization Agreement.

Section 3.23 Code of Ethics; Compliance Procedures; Compliance.

(a) The Enhanced Adviser Entities have adopted (and since January 1, 2017 have maintained at all times required by applicable Law (i) a written code of ethics, as required by Rule 204A-1 under the Advisers Act, (ii) a written policy regarding insider trading and the protection of material non-public information, (iii) policies and procedures with respect to the protection of non-public personal information about customers, clients and other third parties designed to assure compliance with applicable Law, (iv) a proxy voting policy as required by Rule 206(4)-6 under the Advisers Act, (v) anti-money laundering and customer identification programs in compliance with applicable Law, (vi) policies and procedures with respect to business continuity plans in the event of business disruptions, (vii) policies and procedures for the allocation of investments purchased for its clients and (viii) all other policies and procedures pursuant to Rule 206(4)-7 under the Advisers Act (all of the foregoing policies and procedures being referred to collectively as “Adviser Compliance Policies”), and have designated and approved a chief compliance officer. Since January 1, 2017, there have been no material violations or allegations of material violations of the Adviser Compliance Policies. True and correct copies of the Adviser Compliance Policies have been delivered to the Buyer prior to the date hereof.

(b) The Enhanced Adviser Entities have conducted an oral or written review of the adequacy of such Adviser Compliance Policies for each 12-month period ended December 31 from 2017 through 2019 and the Enhanced Adviser Entities have determined, based upon such reviews, that the Adviser Compliance Policies have been effectively implemented in all material respects and in accordance with applicable Law.

(c) Neither any Enhanced Entity or GP Entity nor, to the knowledge of the Companies, any of the persons associated with any Enhanced Entity or GP Entity as specified in Section 506 of Regulation D under the Securities Act are subject to any of the disqualifying events listed in Section 506.

(d) Since January 1, 2017, no member or part of the Enhanced Organization and, to the knowledge of the Companies, no director, trustee, officer or employee of the Enhanced Organization, has used any funds for campaign contributions that would cause any Enhanced Adviser Entity to be in violation of Rule 206(4)-5 of the Advisers Act.

Section 3.24 Form ADV. Each Enhanced Adviser Entity has made available to the Buyer a copy (current as of the date of this Agreement) of its Form ADV Parts 1, 2A, 2B and 3 (if applicable), as filed with the SEC or delivered to Enhanced Advisory Clients, as applicable. As of the date of each filing, amendment or delivery, as applicable, each part of each such Form ADV was accurate and correct in all material respects, did not omit to state a fact necessary to make the statements therein not misleading in light of the circumstances under which they were made and complied in all material respects with applicable Law.

Section 3.25 Additional Representations and Warranties Regarding the Enhanced Funds.

(a) Since its inception, no Enhanced Fund has (i) been required to register as an investment company under the Investment Company Act or (ii) issued or had outstanding any shares or other equity interests that are registered or required to be registered under the Securities Act, the Exchange Act or any comparable regulatory regimes. No Enhanced Fund is advised by any Person serving in the capacity of primary adviser, sub-adviser or any other advisory role to such Enhanced Fund other than the applicable Enhanced Adviser Entity.

(b) There has been in full force and effect an Enhanced Entity Advisory Contract with an Enhanced Adviser Entity at all times that such Enhanced Adviser Entity was performing investment management, advisory or sub-advisory or similar services for an Enhanced Fund. Each Enhanced Entity Advisory Contract pursuant to which the Enhanced Adviser Entity has received compensation respecting its activities in connection with any of the Enhanced Funds was duly approved and performed in all material respects in accordance with the applicable organizational documents and applicable Law. Each Enhanced Adviser Entity has provided to Buyer prior to the date hereof true and complete copies of each Enhanced Entity Advisory Contract and all side letters or similar agreements with any investor in an Enhanced Fund.

(c) Each Enhanced Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. Each Enhanced Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Law, except for any failure to be so qualified, licensed or registered that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All outstanding shares, units or interests of each Enhanced Fund (i) have been issued, offered and sold in compliance with applicable Law in all material respects and (ii) have been duly authorized and validly issued and are fully paid (other than with respect to any unfunded capital commitments that may be called by the relevant GP Entity of such Enhanced Fund pursuant to the limited partnership agreement or limited liability company agreement (or equivalent) of such Enhanced Fund) and (if applicable) non-assessable.

(d) Each Enhanced Fund currently is, and has been since its inception, operated in compliance in all material respects with the terms of its Enhanced Entity Advisory Contracts. To the knowledge of the Companies, each Enhanced Fund is in material compliance with the terms governing each of its underlying investments (including, without limitation, in respect of compliance with any applicable reporting and confidentiality provisions). No Enhanced Fund is in default with respect to any obligations to contribute capital to such underlying investments. Schedule 3.25(d) sets out for each Enhanced Fund a schedule of investments including cost, current value, and remaining commitment for each investment.

(e) There are no material consent judgments or judicial orders on or with regard to any of the Enhanced Funds.

(f) The Enhanced Entities have provided to Buyer prior to the date hereof true and complete copies of the audited financial statements, prepared in accordance with GAAP or in conformity with the accounting principles established by the SBIC Act, as applicable, of each of the Enhanced Funds, for the three (3) fiscal years ending December 31, 2019, December 31, 2018 and December 31, 2017 (each hereinafter referred to as an “Enhanced Fund Financial Statement”). Each of the Enhanced Fund Financial Statements is consistent with the books and records of the related Enhanced Fund, and presents fairly in all material respects the consolidated financial position of the Enhanced Fund in accordance with GAAP or the accounting principles established by the SBIC Act, as applicable, applied on a consistent basis (except as otherwise noted therein) at the respective date of such Enhanced Fund Financial Statement and the results of operations and cash flows for the respective periods indicated. To the knowledge of the Companies, the Enhanced Fund Financial Statements reflect and disclose all material changes in accounting principles and practices adopted by each of the Enhanced Funds during the periods covered by each Enhanced Fund Financial Statement.

(g) Except as described in Schedule 3.25(g), no Enhanced Fund has at any time been terminated, or has had its investment operations (including such Enhanced Fund’s ability to call or recycle capital for investment purposes) suspended or terminated, prior to the end of its stated term or had its management, investment management or investment advisory function transferred away from any Enhanced Entity.

(h) No Enhanced Fund, GP Entity, or Enhanced Entity has engaged any intermediary, placement agent, distributor or solicitor that was not a registered broker-dealer to offer interests in any Enhanced Fund or to sell any interest in any Enhanced Fund, and there are no outstanding claims against an Enhanced Entity or any Enhanced Fund with respect to any such offers or sales.

(i) Except for such failures which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, each Enhanced Fund and GP Entity (and the Enhanced Entities on behalf of each Enhanced Fund and GP Entity) is in compliance with, and has since January 1, 2017 complied with the privacy rules and applicable regulations promulgated under applicable Law, including the Gramm-Leach-Bliley Act, including the giving of any required notices to investors in each of the Enhanced Funds, the California Consumer Privacy Act of 2018 and the European Union’s General Data Protection Regulation.

(j) All investor presentations, private placement memoranda and offering materials containing Performance Records provided, presented or made available by any Enhanced Entity or GP Entity to any Enhanced Advisory Client or any actual or potential investor in any Enhanced Fund have, to the knowledge of the Companies, (i) complied with applicable Law in all material respects and (ii) did not at the time they were so provided, presented or made available contain any untrue statement of a fact or, solely with respect to any private placement memoranda containing Performance Records, omit to state a fact required to be stated in them or necessary to make the statements in them, in light of the circumstances under which they were made, not misleading. The Companies maintain all documentation necessary to form a basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in the Performance Records as required by applicable Law.

(k) Enhanced Small Business Company, LP has been granted a license to operate as a “small business investment company” (an “SBIC”) under the provisions of Section 301(c) of the SBIC Act, and is an SBIC in good standing under and in material compliance with the provisions of the SBIC Act.

Section 3.26 Regulatory Reports; Filings. Since January 1, 2017, each Enhanced Adviser Entity has filed, on a timely basis, Form ADVs and all other required regulatory reports, schedules, forms, registrations and other documents in each case that are material to the Enhanced Adviser Entity, as applicable, together with any amendments required to be made with respect thereto with (i) the SEC, (ii) the SBA, (iii) any applicable domestic or foreign industry self-regulatory organization (“SRO”), and (iv) all other applicable federal, state or foreign governmental or regulatory agencies or authorities (collectively with the SEC, the SBA and the SROs, “Regulatory Agencies”), and has paid all fees and assessments due and payable in connection therewith. Except for routine examinations conducted by a Regulatory Agency in the regular course of the business of the Enhanced Adviser Entities or as set forth on Schedule 3.26, no Regulatory Agency has initiated, or threatened to initiate, any material proceeding or, to the knowledge of the Companies, material investigation or inquiry into the business or operations of any Enhanced Adviser Entity. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of any Enhanced Adviser Entity that, individually or in the aggregate, would be material to the Companies.

Section 3.27 Additional Representations and Warranties Regarding the GP Entities.

(a) Each GP Entity has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. Each GP Entity is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Law, except for any failure to be so qualified, licensed or registered that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All outstanding shares, units or interests of each GP Entity (i) have been issued, offered and sold in compliance with applicable Law in all material respects and (ii) have been duly authorized and validly issued and are fully paid and non-assessable.

(b) No GP Entity is in default or breach under any Enhanced Fund governing documents with respect to any obligations to contribute or return capital to any Enhanced Fund, including with respect to any capital commitment, capital contribution, “giveback,” “clawback” or other funding/return obligation.

(c) Except as set forth on Schedule 3.27, since January 1, 2017, to the knowledge of the Companies, no Person has taken or failed to take any action that would: (i) suspend or terminate any Enhanced Entity Advisory Contract by and between an Enhanced Adviser Entity, on one hand, and any Enhanced Fund, GP Entity or other Enhanced Advisory Client on the other hand, (ii) constitute grounds for removal of any GP Entity (or similar cessation of control) from such role under the governing documents of the applicable Enhanced Fund, (iii) constitute grounds for suspension or early termination of any Enhanced Fund’s investment or commitment period or early termination or dissolution of the Enhanced Fund or (iv) otherwise suspend, modify, reduce or waive the payment (whether direct or indirect) of management fees or similar remuneration otherwise payable to an Enhanced Entity by any Enhanced Fund, GP Entity or other Enhanced Advisory Client.

(d) There are no material consent judgments or judicial orders on or with regard to any of the GP Entities.

Section 3.28 Indebtedness. Schedule 3.28 sets forth all Indebtedness of any Enhanced Entity as of the date hereof, which schedule shall be updated as of the Closing as set forth in Section 2.4(a).

Section 3.29 Permanent Capital Assets. Schedule 3.29 sets forth the Permanent Capital Assets as of October 31, 2020. There have been no distributions of any Permanent Capital Assets after October 31, 2020 (whether owned or acquired on or after October 31, 2020).

Section 3.30 Syndication Projects. Schedule 3.30 sets forth, for all tax credit syndication projects existing as of the date hereof, the project name, date such project was closed or a letter of intent in respect of such project was executed, total tax credit dollar amount, the estimated annual revenue for 2020 and the expected revenue remaining thereafter (in each case, as of the date of this Agreement).

Section 3.31 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES . EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article III. THE ENHANCED ENTITIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND THE ENHANCED ENTITIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND THE BUYERS HAVE RELIED SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF. FURTHER, THE ENHANCED ENTITIES HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR

WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYERS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 4.1 Representations and Warranties Regarding the Sellers. Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and each other Section or subsection hereby if the relevance of such disclosure to such other Section or subsection is readily apparent on its face), each Seller hereby severally represents and warrants to the Buyer, solely on behalf of itself, as follows:

(a) Organization and Qualification. Such Seller is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has full power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where any such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, would not materially impair the ability of such Seller to consummate the transactions contemplated in this Agreement and the Ancillary Agreements.

(b) Authority. Such Seller has full corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller will be a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company (as applicable) action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which such Seller will be a party will have been, duly executed and delivered by such Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such Seller will be a party will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the Enforceability Exceptions.

(c) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(A) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of such Seller;

(B) conflict with or violate any Law applicable to such Seller or by which any property or asset of such Seller is bound or affected; or

(C) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of such Seller under, or result in the creation of any Encumbrance on any property, asset or right of such Seller pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which such Seller is a party or by which such Seller or any of its properties, assets or rights are bound or affected, except, in the case of the foregoing clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not materially impair the ability of such Seller to consummate the transactions contemplated in this Agreement and the Ancillary Agreements.

(ii) Except as set forth on Schedule 4.1(c)(ii), such Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller will be a party or the consummation of the transactions contemplated hereby or thereby, except for such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(d) Purchased Interests. Such Seller is the record and beneficial owner of the Purchased Interests as set forth across from such Seller’s name on Schedule A, in each case, free and clear of any Encumbrance (other than Permitted Encumbrances and Encumbrances arising under Applicable Securities Laws and the organizational documents of such Seller). Such Seller has the right, authority and power to sell, assign and transfer such Purchased Interests to the Buyer. Upon delivery to the Buyer of executed transfer instruments for the Purchased Interests at the Closing and the Buyer’s payment of the Purchase Price, (the Buyer shall acquire good, valid and marketable title to the Purchased Interests, free and clear of any Encumbrance (other than Encumbrances arising under Applicable Securities Laws and the organizational documents of such Seller).

(e) Litigation. There is no Action pending or, to the knowledge of such Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding or, to the knowledge of such Seller, pending order, writ, judgment, injunction, decree, determination or award of, to the knowledge of such Seller, threatened investigation by, any Governmental Authority relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(f) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated in this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of such Seller.

(g) Credit Support. Schedule 4.1(g) of the Disclosure Schedules sets forth all guarantees, letters of credit, treasury securities, surety bonds and other forms of credit support provided by such Seller or any Affiliate of such Seller (other than the Target Entities) in support of any Indebtedness or other liabilities of any Target Entity, or provided by any Target Entity in support of any Indebtedness or other liabilities of any Person.

(h) EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS SET FORTH IN Section 4.2 AND Section 4.3, THE REPRESENTATIONS AND WARRANTIES MADE BY EACH SELLER IN THIS Section 4.1 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. EXCEPT AS SET FORTH IN THIS Section 4.1, Section 4.2 AND Section 4.3, EACH SELLER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYERS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

Section 4.2 Representations and Warranties Regarding the Blockers. Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and each other Section or subsection hereby if the relevance of such disclosure to such other Section or subsection is readily apparent on its face and shall not qualify any other provision of this Agreement or any Ancillary Agreement), each Trident Seller hereby represents and warrants to the Buyer, solely on behalf of itself (but jointly and severally with respect to the other Trident Sellers), as follows:

(a) Organization and Qualification.

(i) Each Blocker is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has full company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(ii) The Trident Sellers have heretofore furnished to the Buyer complete and correct copies of the certificates of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Blockers. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. None of the Blockers is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. The board and stockholder resolutions and consents of each of the Blockers that have been made available for inspection by the Buyer prior to the date hereof are true and complete in all material respects.

(b) Authority. Each Blocker has full corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Blocker of this Agreement and each of the Ancillary Agreements to which the Blockers will be a party and the consummation by each Blocker of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Blocker will be a party will have been, duly executed and delivered by each Blocker and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which each Blocker will be a party will constitute, the legal, valid and binding obligations of each Blocker, enforceable against each Blocker in accordance with their respective terms, subject to the Enforceability Exceptions.

(c) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance by each Blocker of this Agreement and each of the Ancillary Agreements to which each Blocker will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(A) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of either Blocker;

(B) conflict with or violate any Law applicable to either Blocker or by which any property or asset of either Blocker is bound or affected; or

(C) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of either Blocker under, or result in the creation of any Encumbrance on any property, asset or right of either Blocker pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which either Blocker is a party or by which either Blocker or any of its properties, assets or rights are bound or affected, except, in the case of the foregoing clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to be material to such Blocker.

(ii) Except as set forth on Schedule 4.2(c)(ii) of the Disclosure Schedules, no Blocker is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by either Blocker of this Agreement and each of the Ancillary Agreements to which either Blocker will be a party or the consummation of the transactions contemplated hereby or thereby, except for such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(d) Litigation. There is no Action pending or, to the knowledge of such Trident Seller, threatened against either Blocker, or any material property or asset of either Blocker, or any of the officers of either Blocker in regards to their actions as such. There is no Action pending or, to the knowledge of such Trident Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of such Trident Seller, threatened investigation by, any Governmental Authority relating to either Blocker, any of its respective properties or assets, any of its respective officers or directors in regards to their actions as such, or the transactions contemplated by this Agreement or the Ancillary Agreements.

(e) Capitalization. Schedule 4.2(e) of the Disclosure Schedules sets forth, for each Blocker, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests. Except for the Purchased Interests and except as set forth in Schedule 4.2(e) of the Disclosure Schedules, no Blocker has issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of a Blocker or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of the Blockers is duly authorized, validly issued, fully paid and nonassessable, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered in compliance with all applicable federal and state securities laws. Except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of any Trident Seller or Blocker to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Blockers. No shares of capital stock or other equity or ownership interests of the Blockers have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of a Blocker or any Contract to which a Blocker is a party or by which a Target Entity is bound.

(f) Assets and Liabilities. Trident ECP is the record and beneficial owner of the ECP Units, and Trident ECG is the record and beneficial owner of the TECG Units, in each case, free and clear of any Encumbrance (other than Permitted Encumbrances and Encumbrances arising under Applicable Securities Laws and the organizational documents of the Blockers). No Blocker (i) owns, holds, leases, or otherwise utilizes or benefits from, or at any point has owned, held, leased, or otherwise utilized or benefitted from, in whole or in part, any assets or properties of any kind or character, other than the ECP Units and the TECG Units; (ii) has, or at any point has had, any Subsidiaries; (iii) is, or at any point was, a party to any Contract other than with respect to its ownership of ECP Units or TECG Units, as applicable, and the exercise of its rights and the fulfillment of its obligations related thereto (the “Blocker Investment Activities”); (iv) has, or at any point has had, any liabilities, debts, or other accrued or contingent losses of any kind or character, except for liabilities incurred in connection with the Blocker Investment Activities; and (v) has, or at any point has had, any employees.

(g) Compliance with Law; Permits.

(i) Each Blocker is and has been for the past three (3) years in compliance in all material respects with all Laws applicable to it. No Blocker nor any of their executive officers has received during the past three (3) years any notice, order, complaint or other communication from any Governmental Authority or any other Person that a Blocker is not in compliance in any material respect with any Law applicable to it.

(ii) Each of the Blockers is in possession of all material permits, licenses, franchises, approvals, certificates, orders, registrations, notices or other authorizations of any Governmental Authority necessary for such Blocker to own, lease and operate its properties and to carry on its business in all material respects as currently conducted. Each of the Blockers is and has been for the past three (3) years in compliance in all material respects with all such material permits. No suspension, cancellation, modification, revocation or nonrenewal of any such material permit is pending or, to the knowledge of the Trident Sellers, threatened. No such material permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of a Blocker.

(h) Taxes.

(i) All Tax Returns required to have been filed by or with respect to any Blocker have been timely filed (taking into account any valid extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete. All Taxes required to be paid by any Blocker (whether or not shown to be payable on any such Tax Returns) have been timely paid, unless disputed in good faith and adequately reserved under GAAP. Each Blocker has withheld or collected and paid over to the applicable Governmental Authority all Taxes required to have been so withheld or collected and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party pursuant to applicable Law.

(ii) No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against any Blocker that has not been satisfied by payment, settled or withdrawn.

(iii) There are no Tax liens on any of the assets of any of the Blockers, other than liens for Taxes not yet (A) due and payable or (B) otherwise delinquent.

(iv) There is no Action pending, ongoing, proposed or threatened with respect to Taxes or Tax Returns of any of the Blockers.

(v) None of the Blockers has consented to extend the time or waive any applicable statute of limitations, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority and no request has been made for any such extension or waiver, which extension or waiver (or request) remains outstanding.

(vi) No Governmental Authority with which any Blocker does not file Tax Returns has made an assertion in writing (which assertion remains outstanding) that such Blocker is or may be required to pay Taxes to or file Tax Returns with that Governmental Authority.

(vii) None of the Blockers is a party to or bound by any Tax allocation or sharing agreement (other than an agreement that is solely between Blockers) other than an agreement entered into in the ordinary course of business the primary purpose of which is other than Taxes and under which no Blocker has any material liability for any Taxes. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to any Blocker.

(viii) None of the Blockers (A) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law) filing (or that is required to file) a consolidated income Tax Return, or (B) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, or by contract.

(ix) None of the Blockers has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(x) None of the Blockers will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in or use of an incorrect method of accounting for a taxable period ending on or before the Closing Date (including any adjustment pursuant to Code Section 481(a)), (B) an installment sale or open transaction disposition made on or prior to the Closing, (C) a prepaid amount received or paid, or deferred revenue accrued or realized, prior to the Closing, (D) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local Tax law) executed prior to the Closing, or (E) any gain recognition agreement to which the Company or any Subsidiary is a party under Section 367 of the Code (or any corresponding or similar provision of income Tax Law).

(xi) Each of the Blockers is in compliance in all material respects with all applicable transfer pricing Laws.

(xii) Each of the Blockers is, and has been since its formation, properly classified as a corporation for federal income tax purposes. No Blocker directly or indirectly holds, or has ever held, any interest classified as equity in any Person that is not an Enhanced Entity.

(xiii) Each of the Blockers have (A) to the extent deferred, properly complied in all material respects with all applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) to the extent applicable, eligible, and claimed, or intended to be claimed, properly complied in all material respects with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (C) not deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order.

(xiv) Each reference to the Blockers in this Section 4.2(g) includes reference to any Person that merged with or into any of the Blockers or for which any Blocker has any successor or transferee liability.

(i) EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS SET FORTH IN Section 4.1 AND Section 4.3, THE REPRESENTATIONS AND WARRANTIES MADE BY THE TRIDENT SELLERS IN THIS Section 4.2 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. EXCEPT AS SET FORTH IN IN THIS Section 4.2, Section 4.1 AND Section 4.3, THE TRIDENT SELLERS HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYERS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

Section 4.3 Representations and Warranties Regarding the Rollover Sellers . Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and each other Section or subsection hereby if the relevance of such disclosure to such other Section or subsection is readily apparent on its face and shall not qualify any other provision of this Agreement or any Ancillary Agreement), each Rollover Seller hereby represents and warrants to the Buyer, solely on behalf of itself, as follows:

(a) Accredited Investor Status; Sophisticated Seller. Such Rollover Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Series E Preferred Units. Such Rollover Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Series E Preferred Units.

(b) Information. Such Rollover Seller and each of its Representatives have been furnished with all materials relating to the business, finances and operations of Holdings that have been requested and materials relating to the offer and acquisition of the Series E Preferred Units that have been requested by such Rollover Seller and its Representatives. Such Rollover Seller and its Representatives have been afforded the opportunity to ask questions of Holdings. Neither such inquiries nor any other due diligence investigations conducted at any time by such Rollover Seller and its Representatives shall modify, amend or affect such Rollover Seller’s right (i) to rely on Holdings’ representations and warranties contained in Article V or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement, or any other Ancillary Agreement. Such Rollover Seller understands that the acquisition of the Series E Preferred Units involves a high degree of risk. Such Rollover Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Series E Preferred Units.

(c) Cooperation. Such Rollover Seller shall cooperate reasonably with Holdings to provide any information necessary for any applicable securities filings required to be made by Holdings in connection with the transactions contemplated hereby.

(d) Legend. Such Rollover Seller understands that the Series E Preferred Units will bear a restrictive legend substantially in the form as set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

(e) Purpose of Acquisition. Such Rollover Seller is acquiring the Series E Preferred Units for its own account and not with a view to distribution in violation of any securities laws. Such Rollover Seller has been advised and understands that the Series E Preferred Units have not been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act).

(f) Rule 144. Such Rollover Seller understands that the Series E Preferred Units must be held indefinitely unless and until the Series E Preferred Units are registered for resale under the Securities Act or an exemption from such registration is available. Such Rollover Seller has been advised by its advisors of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(g) Reliance by Buyer. Such Rollover Seller understands that the Series E Preferred Units are being offered and sold in reliance on transactional exemptions from the registration requirements of federal and state securities laws and that the Buyer is relying upon the truth and accuracy of the representations, warranties, covenants, acknowledgments and understandings of such Rollover Seller set forth herein in order to determine the applicability of such exemptions and the suitability of such Rollover Seller to acquire the Series E Preferred Units.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer (and, in the case of Section 5.1 through Section 5.3 and Section 5.7 through Section 5.9, Holdings) hereby represents and warrants to the Sellers as follows:

Section 5.1 Organization.

(a) Each of the Buyer and Holdings are (i) duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation or formation and have full corporate power and authority to own, lease and operate their properties and to carry on their businesses as they are now being conducted, and (ii) duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Each of the Buyer and Holdings has heretofore made available to the Sellers and the Rollover Sellers complete and correct copies of the certificates of incorporation, formation, and bylaws or equivalent organizational documents, each as amended to date, of the Buyer and Holdings. Such certificates of incorporation, formation, bylaws or equivalent organizational documents are in full force and effect. Neither Buyer nor Holdings is in violation of any of the provisions of its certificate of incorporation, formation, bylaws or equivalent organizational documents. The board and equityholder resolutions and consents of each of the Buyer and Holdings that have been made available for inspection by the Buyer and Holdings prior to the date hereof are true and complete.

Section 5.2 Authority. Each of the Buyer and Holdings has full limited liability company or corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyer and Holdings of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each of the Buyer and Holdings of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company or corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer and Holdings will be a party will have been, duly executed and delivered by the Buyer and Holdings and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon the execution each of the Ancillary Agreements to which the Buyer and Holdings will be a party will constitute, the legal, valid and binding obligations of the Buyer and Holdings, enforceable against the Buyer and Holdings in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of the Buyer and Holdings of this Agreement and each of the Ancillary Agreements to which the Buyer and Holdings will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or formation or bylaws of the Buyer or Holdings;

(ii) conflict with or violate any Law applicable to the Buyer or Holdings; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer or Holdings is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer or Holdings to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b) Neither the Buyer nor Holdings is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer and Holdings of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 5.5 Financing.

(a) The Buyer has delivered to the Seller Representative a true and complete copy of the executed Debt Financing Commitment by and among HPS Investment Partners, LLC, including all annexes, exhibits, schedules and other attachments thereto and a corresponding customarily redacted fee letter (none of which redacted terms adversely affect the amount or availability of the Debt Financing or impose any conditions on the availability of aggregate principal amount of the Debt Financing), each dated as of the date hereof (collectively, the “Debt Financing Commitment”), pursuant to which, and subject to the terms and conditions of which, the Debt Commitment Parties party thereto have committed to lend the amounts set forth therein to the Buyer as set forth therein for the purpose of funding the transactions contemplated by this Agreement and the Ancillary Agreements (the “Debt Financing”). As of the date of this Agreement, the Debt Financing Commitment has not been amended or modified in any respect, no provisions or rights thereunder have been waived and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect, nor is any such amendment, modification, withdrawal or rescission currently contemplated or the subject of discussions. As of the date hereof, the Debt Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligation of the Buyer and, to the knowledge of the Buyer, the other parties thereto (subject to the Enforceability Exceptions) and the Debt Financing

Commitment is enforceable against the Buyer and the other parties thereto in accordance with its terms. There are no conditions precedent or other contingencies directly or indirectly related to the funding of the full amount of the Debt Financing (including any flex provisions) other than the conditions precedent expressly set forth in the Debt Financing Commitment, and the Buyer has no reason to believe that, as of the date hereof, (i) it or any other party thereto will not be able to satisfy on a timely basis any term or condition of the Debt Financing Commitment, including any condition of closing of the Debt Financing that is required to be satisfied as a condition of the Debt Financing, or (ii) the full amount of the Debt Financing will not be made available to the Buyer at or prior to the Closing. Assuming the Debt Financing is funded in accordance with the conditions set forth in the Debt Financing Commitment and assuming that each of the conditions set forth in Section 8.1 and Section 8.3 is satisfied at Closing, as of the date hereof, the aggregate proceeds of the Debt Financing, together with available cash and cash equivalents of the Buyer on hand as of the date hereof and on the Closing Date, will be sufficient to (1) pay the Purchase Price upon the terms contemplated by this Agreement, (2) pay all other amounts payable by the Buyer in connection with the consummation of the transaction contemplated by this Agreement and (3) pay all related fees and expenses associated with such transaction for which the Buyer or any of its Affiliates is responsible.

(b) No event has occurred on or prior to the date hereof which, with or without notice, lapse of time or both, would constitute a default or breach under the Debt Financing Commitment on the part of or, to the knowledge of the Buyer, any other party thereto. As of the date of this Agreement, the Buyer is not in breach of any of the terms or conditions set forth in the Debt Financing Commitment. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer or any of its Affiliates under any term or condition of the Debt Financing Commitment. The Buyer is not aware of any fact, event or other occurrence that makes any of the representations and warranties of the Buyer in the Debt Financing Commitment inaccurate in any material respect. The non-redacted portion of this Debt Financing Commitment contains all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to the Buyer on the terms set forth therein. Other than the Debt Financing Commitment, there are no side letters or other contracts, arrangements or understandings (written or oral) relating to the Debt Financing that could impair the availability of the Debt Financing. The Buyer do not have any reason to believe that they shall be unable to satisfy, on a timely basis, any term or condition to the availability or funding of the Debt Financing to be satisfied by it contained in the Debt Financing Commitment, or that the Debt Financing shall not be available to the Buyer on the Closing Date. The Buyer has fully paid, or caused to be paid, any and all commitment fees and any and all other fees and expenses, in each case as are required to be paid pursuant to the terms of the Debt Financing Commitment on or prior to the date hereof.

(c) The Buyer acknowledge and agree that their obligations under this Agreement and any Ancillary Agreements, including their obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind, including the Debt Financing or any part thereof.

(d) The Buyer has delivered to the Seller Representative true and complete copies of each of (i) that certain irrevocable option exercise notice delivered by Keystone to Buyer, pursuant to which Keystone shall exercise its option under Section 3.3(b) of the Existing Buyer LLC Agreement to purchase 3,333,334 additional Series B Preferred Units (as defined in the Existing Buyer LLC Agreement) in Buyer for aggregate cash consideration of $10,000,000, and (ii) that certain subscription agreement pursuant to which TrueBridge Ascent LLC shall purchase 285,714 Series D Preferred Units (as defined in the Existing Buyer LLC Agreement) in Buyer for aggregate cash consideration of $1,000,000, each dated as of (or prior to) the date hereof (collectively, the “Equity Financing Commitments”). As of the date hereof, the Equity Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of the Buyer and, to the knowledge of the Buyer, the applicable other parties thereto and the Equity Financing Commitments are enforceable against the Buyer and the applicable other parties thereto in accordance with their respective terms (subject to the Enforceability Exceptions).

Section 5.6 Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against Buyer. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of Buyer, threatened investigation by, any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to impair the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

Section 5.7 Holdings Financial Statements. True and complete copies of the audited consolidated balance sheets of Holdings and its Subsidiaries as of December 31, 2019 and December 31, 2018, and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flows of Holdings and its Subsidiaries as of December 31, 2019 and December 31, 2018, together with all related notes thereto (collectively referred to as the “Holdings Financial Statements”), and the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the quarter ended September 30, 2020, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows of Holdings and its Subsidiaries, together with all related notes thereto (collectively referred to as the “Holdings Interim Financial Statements”), are attached hereto as Schedule 5.7 of the Disclosure Schedules. Each of the Holdings Financial Statements and the Holdings Interim Financial Statements (a) are correct and complete in all material respects and have been prepared in accordance with the books and records of Holdings, (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (c) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Holdings and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Holdings Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material and the absence of footnotes.

Section 5.8 Capitalization.

(a) Schedule 5.8 of the Disclosure Schedules sets forth the amount of Holdings’ and its direct Subsidiaries’ authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests, in each case, as of the date of this Agreement. Except as set forth in Schedule 5.8 of the Disclosure Schedules, as of the date of this Agreement, Holdings has not issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of Holdings or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of Holdings is duly authorized, validly issued, fully paid and nonassessable, and in case of the direct Subsidiaries of Holdings, each such share or other equity or ownership interest owned by such direct Subsidiary, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered in compliance with all applicable federal and state securities laws. As of the date of this Agreement, except for rights granted to the Sellers under this Agreement, there are no outstanding obligations of Holdings to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of Holdings. No shares of capital stock or other equity or ownership interests of Holdings have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of Holdings or any Contract to which Holdings is a party or by which Holdings is bound.

(b) The Series E Preferred Units to be issued at Closing will be duly authorized, validly issued, fully paid and nonassessable, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act. Except as set forth in the organizational documents of Buyer, including the Second (and, after Closing, the Third) Amended and Restated Limited Liability Company Agreement of Buyer, there are no securities convertible into or exchangeable for units or any other equity or ownership interests, no rights to subscribe for or to purchase or any options for the purchase of, and no agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, units or any other equity or ownership interests, or any units or securities convertible into or exchangeable for any membership interests or any other equity or ownership interests, or phantom units or other equity-like instruments, of Buyer.

(c) The authorized capital stock of Holdings consists of (i) 110,000,000 shares of common stock, par value $0.001 per share, of Holdings (“Holdings Common Stock”) and 2,000,000 shares of preferred stock, par value $0.001 per share, of Holdings. As of the date of this Agreement, (i) 89,411,175 shares of Parent Common Stock are issued and 89,234,816 shares of Parent Common Stock are outstanding and (ii) no shares of preferred stock of Holdings are issued and outstanding.

Section 5.9 Solvency. The Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Target Entities. The Buyer and Holdings are Solvent as of the date of this Agreement and, assuming the satisfaction of the conditions to the Sellers’ obligation to consummate the transactions contemplated hereby, Holdings and the Buyer (on both a stand-alone and on a combined basis) will, after giving effect to all of the transactions contemplated by this Agreement, including the payments required to be paid by Section 2.3 or otherwise, in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, be Solvent on and after the Closing Date.

Section 5.10 No Other Representations and Warranties. BUYER ACKNOWLEDGES AND AGREES THAT IT (A) HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE BUSINESS, ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE ENHANCED ENTITIES, AND (B) HAS BEEN FURNISHED WITH OR GIVEN ACCESS TO ALL INFORMATION ABOUT THE ENHANCED ENTITIES AND THEIR RESPECTIVE BUSINESSES AND OPERATIONS AS SUCH BUYER AND ITS REPRESENTATIVES AND ADVISORS HAVE REQUESTED. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANIES SET FORTH IN Article III AND THE SELLERS SET FORTH IN Article IV (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULES), AND BUYER ACKNOWLEDGES THAT, OTHER THAN AS SET FORTH IN Article III AND Article IV (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND CONFIRMED IN THE CERTIFICATE REFERENCED IN Section 8.3(a)(ii), NONE OF THE ENHANCED ENTITIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, (I) AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO ANY BUYER OR ANY OF ITS RESPECTIVE AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES PRIOR TO THE EXECUTION OF THIS AGREEMENT AND (II) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF ANY ENHANCED ENTITY HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO ANY BUYER OR ANY OF ITS RESPECTIVE AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES. THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANIES IN Article III AND THE SELLERS IN Article IV (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULES) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS, WARRANTIES AND STATEMENTS, INCLUDING ANY IMPLIED WARRANTIES AND OMISSIONS (EACH OF WHICH ARE HEREBY DISCLAIMED). THE BUYERS ACKNOWLEDGE THAT THE SELLERS AND THE COMPANIES HEREBY DISCLAIM ANY SUCH OTHER OR IMPLIED REPRESENTATIONS, WARRANTIES OR STATEMENTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYERS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) AND THAT NO PERSON HAS BEEN AUTHORIZED BY THE SELLERS, THE ENHANCED ENTITIES, OR ANY OF THEIR RESPECTIVE AFFILIATES, TO MAKE ANY REPRESENTATION, WARRANTY OR STATEMENT RELATING TO THE SELLERS, THE ENHANCED ENTITIES, THE BUSINESS OF THE ENHANCED ENTITIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY EXCEPT AS SET FORTH IN Article III AND Article IV (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULES).

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business of the Target Entities Prior to the Closing. Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, except as contemplated by this Agreement, as set forth on Schedule 6.1, or as required by Law, unless the Buyer shall otherwise consent in writing (such consent not to be reasonably withheld, conditioned or delayed) the Companies and the Blockers (as applicable) shall cause the business of the Target Entities to be conducted only in the ordinary course of business consistent with past practice, and shall cause the Target Entities to use commercially reasonable efforts to (i) preserve substantially intact their business organization and assets; (ii) keep available the services of the current officers, employees and consultants of the Target Entities; (iii) preserve the current relationships of the Target Entities with customers, suppliers and other persons with which any Target Entity has significant business relations; and (iv) keep and maintain their assets and properties in good repair and normal operating condition, wear and tear excepted. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Companies and the Blockers (as applicable), in respect of the Target Entities, shall not, and shall cause each of the Target Entities not to, do, directly or indirectly, any of the following without the prior written consent of the Buyer (such consent not to be reasonably withheld, conditioned or delayed).

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of any Target Entity, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity or ownership interest in the Target Entities or (ii) any properties or assets of any Target Entity, other than in the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest, or make any other change with respect to its capital structure except for repurchases from an employee in connection with such employee’s termination of employment;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets other than in the ordinary course of business, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Target Entity, or otherwise alter any Target Entity’s corporate structure;

(g) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice;

(h) amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any Target Entity’s material rights thereunder, or enter into any Contract which would be a Material Contract other than in the ordinary course of business consistent with past practice;

(i) authorize, or make any commitment with respect to, capital expenditures that are, in the aggregate, in excess of $50,000 for the Target Entities taken as a whole, in each case that is not contemplated by the Target Entities’ capital expenditure budget as in existence on the date hereof;

(j) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year;

(k) enter into or amend any existing Contract with any Related Party of any Target Entity other than any Contract which will be terminated at Closing;

(l) make any change in any method of accounting or accounting practice or policy, except as required by GAAP or Law;

(m) make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, make any change to any method of accounting or method of reporting income or deductions for Tax purposes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, amend any Tax Return, change any accounting period, or surrender any right to claim a refund of Taxes;

(n) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) (i) in respect of the Permanent Capital Funds, in excess of $500,000 in the aggregate, and (ii) in respect of the rest of the Business, in excess of $50,000 aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the applicable Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(o) cancel, compromise, waive or release any right or claim (i) in respect of the Permanent Capital Funds, in excess of $500,000 in the aggregate, and (ii) in respect of the rest of the Business, in excess of $50,000 aggregate, other than in the ordinary course of business consistent with past practice;

(p) permit the lapse of any existing policy of insurance relating to the business or assets of any Target Entity;

(q) permit the lapse of any material right relating to Intellectual Property or any other intangible asset used in the business of any Target Entity;

(r) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(s) commence or settle any Action, (i) in respect of the Permanent Capital Funds, in excess of $500,000 in the aggregate, and (ii) in respect of the rest of the Business, in excess of $50,000 aggregate;

(t) take any action, or intentionally fail to take any action, for the purpose of preventing, delaying or impeding the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(u) spend, sell, distribute, assign, or otherwise transfer (directly or indirectly) any of the Permanent Capital Assets, including to any Enhanced Entity that is not Permanent Capital Fund; or

(v) enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 6.2 Conduct of Business of Buyer Entities Prior to the Closing. Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, except as contemplated by this Agreement, as set forth on Schedule 6.2, or as required by Law, unless the Companies shall otherwise consent in writing (such consent not to be unreasonably withheld, conditional or delayed), (a) the Buyer shall cause the business of Buyer and its Subsidiaries to be conducted only in the ordinary course of business consistent with past practice, and (b) the Buyer shall not, and shall cause each of its Subsidiaries not to, do, directly or indirectly, any of the following: (i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents or make any material change to its capital structure, in each case in a manner adverse to the Rollover Sellers; (ii) issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance any material properties or assets of the Buyer or any of its Subsidiaries, except (1) in the ordinary course of business consistent with past practice, or (2) in connection with the Debt Financing or any Alternative Financing; (iii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or otherwise materially alter its corporate structure; (iv) take any action that could require the consent of the holders of Series E Preferred Units if such units were outstanding and the Buyer LLC Agreement was in effect as of the date hereof; or (v) take any action, or intentionally fail to take any action, for the purpose of preventing, delaying or impeding the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.3 Covenants Regarding Information.

(a) From the date hereof through the Closing Date, the Companies shall, and shall cause the Enhanced Entities to, afford the Buyer and its Representatives reasonable access (including for inspection and copying) upon reasonable notice, during normal business hours to the Representatives, properties, offices, plants and other facilities (but solely to the extent necessary and advisable, in the reasonable discretion of the Companies, given the ongoing COVID-19 pandemic), books and records of the Enhanced Entities, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request (in each case, in a manner so as to not unreasonably interfere with the normal business operations of the Enhanced Entities).

(b) On the Closing Date, the Companies shall deliver or cause to be delivered to the Buyer all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case relating to the business and operations of the Enhanced Entities that are in the possession of or under the control of the Enhanced Entities. If any such computer disks, records, tapes or other storage medium contain information that does not relate to the business and operations of the Enhanced Entities, the Enhanced Entities shall either (i) transfer a complete copy of the information stored thereon that relates to the business and operations of the Enhanced Entities onto storage media that is delivered to the Buyer on the Closing Date and on or prior to the Closing Date permanently delete all such information from the existing computer disks, records, tapes or other storage medium that is retained by the Sellers or (ii) permanently delete and erase from such computer disks, records, tapes or other storage medium delivered to the Buyer all information that does not relate to the business and operations of the Enhanced Entities. Following the Closing Date, the Sellers shall not retain in their possession or under their control, in any form, any agreements, documents, books and records, files or other information, or any computer disks, records, tapes or any other storage medium that contains any agreements, documents, books and records, files and other information, relating to the business and operations of the Target Entities (including any personal or other information stored on any media by any employees of any Target Entity), including any of the foregoing that is stored on any server or other storage media maintained by a third party on behalf of the Sellers (including any “cloud” storage platform).

(c) Documents and Information. After the Closing Date, the Buyer and the Companies shall, and shall cause the Target Entities to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Entities in existence on the Closing Date and to make the same available for inspection and copying by Seller Representative (at its expense) during normal business hours of the Target Entities, as applicable, upon reasonable request and upon reasonable notice.

(e) Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, Representatives or Affiliates to) contact any employee, client or other material business relation of any Target Entity regarding any Target Entity, its business or the transactions contemplated by this Agreement without the prior written consent of the Companies.

Section 6.4 Exclusivity. The Sellers agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Sellers shall not, and shall take all action necessary to ensure that none of the Target Entities any of their respective Affiliates or Representatives shall, directly or indirectly:

(a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person other than the Buyer and its Affiliates and Representatives (i) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of any Target Entity or material assets of any Target Entity, other than inventory to be sold in the ordinary course of business consistent with past practice, (ii) to enter into any merger, consolidation or other business combination relating to any Target Entity or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to any Target Entity; or

(b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person other than the Buyer and its Affiliates and Representatives any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any such Person to seek to do any of the foregoing. The Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons other than the Buyer and its Affiliates and Representatives conducted heretofore with respect to any of the foregoing.

(c) The Companies shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer described in this Section 6.4, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Sellers shall not, and shall cause the Target Entities not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Sellers or the Target Entities is a party, without the prior written consent of the Buyer (such consent not to be unnecessarily withheld, conditional or delayed).

Section 6.5 Notification of Certain Matters.

(a) The Companies shall give prompt written notice to the Buyer of (i) the occurrence or non-occurrence of any change, condition, or event, the occurrence or non-occurrence of which would render any representation or warranty of any Seller, Blocker, or Company contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate to a degree that it is reasonably expected that the condition set forth in the first sentence of Section 8.3(a)(i) or the first sentence of Section 8.3(a)(ii) would not be satisfied as of the anticipated Closing Date, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Company Material Adverse Effect (or would reasonably be expected to have a Buyer Material Adverse Effect if and when the Target Entities were to become Subsidiaries of Buyer following Closing), (iii) any failure of the Sellers, the Target Entities or any other Affiliate of the Sellers to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the knowledge of the Companies, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) The Buyer shall give prompt written notice to the Companies of (i) the occurrence of any change, condition or event that has had or is reasonably likely to have a Buyer Material Adverse Effect, (ii) any failure of the Buyer or its Affiliates to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (iv) any Action pending or, to the knowledge of the Buyer, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 6.6 Release of Indemnity Obligations. Effective as of the Closing, the Sellers hereby, on behalf of (a) if such Seller is a natural person, himself or herself and his or her heirs, successors, permitted assigns, executors, administrators, legal representatives and Affiliates, (b) if such Seller is an entity, such Seller and its controlled Affiliates and its and their respective partners, equityholders, directors, officers, managers and employees, and (c) any other successors and permitted assigns of such Persons (collectively, the “Releasing Parties”), hereby fully, forever, irrevocably and unconditionally waive, release and discharge, and agree to hold harmless, the Target Entities and each of their and their respective Affiliates’ officers, directors, employees, members, equityholders, managers, partners, agents, representatives, successors and assigns (the “Released Parties”) from any and all actions, causes of action, suits, debts, covenants, controversies, damages, judgments, executions, obligations, guarantees, security arrangements, claims and demands whatsoever, whether based upon any theory of foreign, federal, state or local statutory, regulatory or common Law, in any contract or agreement of any kind, or in equity or otherwise, and any and all obligations, claims and demands of whatever kind or character, whether vicarious, derivative, or direct, whether fixed, contingent or liquidated, or whether known or unknown, foreseeable or unforeseeable, presently existing or hereafter discovered, that may be or could have been asserted, with respect to or arising during or in connection with any period ending at or prior to the Closing out of any event, occurrence, act or failure to act relating to any Seller or any of their respective Affiliates, including to the extent arising out of such Seller’s relationship with, interest in, or direct or indirect ownership of, any Target Entity at or prior to the Closing, other than (i) any right or claims to any unpaid employment compensation arising prior to the Closing in the ordinary course of business or benefits due from any Target Company under any employee benefit plan of the Target Companies arising prior to the Closing and (ii) obligations of any Released Party, or rights of any Releasing Party, in each case arising under this Agreement or any Ancillary Agreement (collectively, the “Released Matters”).

Section 6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) The Buyer agrees that all rights to indemnification, exculpation and advancement of expenses existing as of the date of this Agreement in favor of the directors, officers, employees, fiduciaries, trustees and agents of each Target Entity, as provided in the Target Entities’ respective organizational documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that the Buyer, from and after the Closing, shall cause the Target Entities to perform and discharge the Target Entities’ obligations to provide such indemnification, exculpation and advancement of expenses.

To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Buyer, from and after the Closing, shall cause the Target Entities to advance expenses in connection with such indemnification as provided in the applicable Target Entity’s organizational documents as in effect as of the date hereof or other applicable agreements. For not less than six (6) years from and after the Closing Date, the indemnification, liability limitation, exculpation or advancement of expenses provisions of the Target Entities’ respective organizational documents shall not be amended, repealed or otherwise modified with respect to any matters occurring prior to the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees, fiduciaries, trustees or agents of any Target Entity, unless such modification is required by applicable law.

(b) Notwithstanding anything to the contrary in this Section 6.7, the Buyer agrees that any indemnification, advancement of expenses or insurance available to any of the directors, officers, employees, fiduciaries, trustees and agents of each Target Entity by virtue of such Person’s service as a partner or employee of any investment fund or manager of any investment fund that is an Affiliate of the Company or any of its Subsidiaries on or prior to the Closing Date (any such Person, a “Sponsor Director”) shall be secondary to the indemnification, advancement of expenses and insurance to be provided by the Buyer and its Subsidiaries pursuant to this Section 6.7 and that the Buyer and its Subsidiaries (i) shall be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 6.7, (ii) shall be fully responsible for the advancement of expenses, indemnification and exculpation from liabilities with respect to Sponsor Directors which are addressed by this Section 6.7, and (iii) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification or insurance available to any Sponsor Director with respect to any matter addressed by this Section 6.7.

(c) The Buyer shall (or shall cause the Target Entities to) purchase a “tail” policy providing employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance coverage for a period of six (6) years after the Closing Date for the benefit of those Persons who are covered by the Target Entities’ employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, with respect to matters occurring prior to the Closing. Such a policy shall provide coverage that is at least equal to the coverage provided under the Target Entities’ current employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies; provided, however, that the Target Entities may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date. The costs and expenses of such policy shall be borne 50% by the Buyer and 50% by the Sellers.

(d) If the Buyer, any Target Entity or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of the Buyer or such Target Entity shall assume all of the obligations set forth in this Section 6.7.

(e) The directors, officers, employees, fiduciaries, trustees and agents of each Target Entity entitled to the indemnification, liability limitation, advancement of expenses, exculpation and insurance set forth in this Section 6.7 are intended to be third party beneficiaries of this Section 6.7. This Section 6.7 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Buyer.

Section 6.8 Intercompany Arrangements. All intercompany and intracompany accounts or contracts between the Target Entities, on the one hand, and the Sellers and its Affiliates (other than the Target Entities), on the other hand, set forth on Schedule 6.8 of the Disclosure Schedules shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

Section 6.9 Confidentiality.

(a) Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated as of June 10, 2020, by and between ECG, Holdings and RCP Advisors 3, LLC (the “Existing Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Existing Confidentiality Agreement and the obligations of the parties under this Section 6.9(a) shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Existing Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Following Closing, the confidentiality arrangements between the parties shall be governed by the remainder of this Section 6.9.

(b) Effective as of the Closing, the Companies hereby assign to the Buyer all of the Companies’ right, title and interest in and to any confidentiality agreements entered into by the Companies (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom confidential information was provided in connection with a business combination involving the Target Entities. The Companies shall use their commercially reasonable efforts to cause any such Person to return to the Companies any documents, files, data or other materials constituting confidential information that was provided to such Person in connection with the consideration of any such business combination.

(c) Each Seller understands and agrees that any proprietary and confidential information regarding the business conducted by the Target Entities, including, without limitation, any and all trade secrets related thereto (and which shall include, for the avoidance of doubt, all information related to its Enhanced Advisory Clients and any investors in any Enhanced Funds) (“Confidential Information”), constitutes valuable assets and, following the Closing, agrees not to, and agrees to cause its controlled Affiliates not to, during the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, directly or indirectly, disclose any Confidential Information except solely to the extent necessary for any Seller to perform its obligations as an employee of the Companies or the Buyer Group, to enforce any right or remedy relating to, or to perform any obligation arising under, this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby or in connection with the resolution of disputes and indemnification claims under this Agreement; provided, however, that Confidential

Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by a Seller or (ii) first becomes available to any Seller after the Closing Date directly or indirectly from a source other than the Companies or the Buyer, provided that such source is not actually known by such Seller to be bound by a confidentiality agreement with the Buyer or their Affiliates or otherwise prohibited from transmitting the information to any Seller by a contractual, legal or fiduciary obligation.

(d) Anything herein to the contrary notwithstanding, no Seller or any Affiliate thereof will be restricted from disclosing Confidential Information that is required to be disclosed by applicable Law; provided, however, that in the event such disclosure is required by applicable Law after the Closing, (i) the applicable Seller shall provide the Buyer with as much advanced notice as is reasonably practicable of such requirement so that the Buyer may seek (at their sole cost and expense) an appropriate protective order prior to any such required disclosure by such Seller, and (ii) the applicable Seller shall only disclose the portion of the Confidential Information that is required to be disclosed by the applicable Law, as determined by counsel.

(e) Notwithstanding anything contained in this Agreement or the Existing Confidentiality Agreement to the contrary, the Buyer is hereby expressly permitted to furnish and disclose any and all documents and information required to be furnished or disclosed in connection with obtaining or complying with the R&W Insurance Policy, in each case, subject to customary confidentiality covenants entered into with respect to the R&W Insurance Policy to which the applicable underwriters and their Representatives are bound.

Section 6.10 Consents and Filings; Further Assurances.

(a) The Sellers, the Blockers, the Companies and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to any applicable Law, including taking any steps required or necessary to obtain the approval of the SBA for the transactions contemplated hereby (including by “negative” consent), solely to the extent that the SBA makes an objection to the transactions contemplated by this Agreement, and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) The Companies shall, or shall cause the Target Entities to, give promptly such notice to third parties and obtain such third party consents as the Buyer deems reasonably necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer shall cooperate with and assist the Sellers in giving such notices and obtaining such consents; provided, however, that the Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Buyer in its sole discretion may deem adverse to the interests of the Buyer or any Target Entity.

(c) Except as required by this Agreement, none of the Buyer, its direct and indirect Subsidiaries or any of their respective Affiliates shall engage in any action or enter into any transaction (including any acquisition) or permit any action to be taken or transaction to be entered into, that would materially impair the ability of the Buyer to consummate, or would prevent or materially delay, the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(d) Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Companies or any of their Affiliates to (i) make, or to cause to be made, any payment to any third party, (ii) commence any Action or (iii) offer to grant any accommodation (financial or otherwise) to any third party, in each case, in order to obtain the consent or approval of such third party under any Contract or otherwise.

(e) From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(f) Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of the Buyer or the Target Entities, (B) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Target Entities or any of their assets or businesses or any of the Buyer’s or its Affiliates’ other assets or businesses or (C) limit the Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Purchased Interests.

Section 6.11 Termination of Payoff Indebtedness. The Companies shall, and shall cause their Subsidiaries to, deliver all notices and take all other actions reasonably requested by the Buyer to facilitate the termination of all Contracts relating to Payoff Indebtedness, the termination of the commitments provided thereunder and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 6.11 require any of the Enhanced Entities to cause the termination of any Contracts relating to Payoff Indebtedness or any interest rate swap or other hedging agreements other than as part of the Closing. At Closing, the Buyer shall pay, or cause to be paid, to the intended beneficiaries thereof the Payoff Indebtedness.

Section 6.12 Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto. Notwithstanding the foregoing, Stone Point Capital LLC and its Affiliates are and shall be permitted to (a) report and disclose the status of this Agreement and the transactions contemplated hereby to each of their direct and indirect limited partners of investment funds managed or sponsored by such Persons and (b) subject to Buyer’s review and approval, which shall not unreasonably be withheld, conditioned or delayed, disclose the consummation of the transactions contemplated by this Agreement on their websites in the ordinary course of its business.

Section 6.13 R&W Insurance Policy. The Buyer and its Affiliates shall cause the R&W Insurance Policy to be bound effective as of the date hereof. The Buyer shall timely pay all premiums and other amounts required to cause the R&W Insurance Policy to become effective in accordance with its terms. The Buyer will not, and will cause their Affiliates not to, amend, waive or otherwise modify the R&W Insurance Policy in any manner that is adverse to the Sellers without the prior written consent of the Seller Representative. The R&W Insurance Policy shall provide that the R&W Insurer shall have no subrogation right, entitlement of privilege, or any recourse whatsoever, against the Sellers or their Affiliates pursuant to this Agreement, the R&W Insurance Policy, the negotiation, execution or performance of this Agreement and the transactions contemplated hereby, or otherwise, except against a Seller in the case of a matter arising directly from such Seller’s Fraud.

Section 6.14 Financing.

(a) The Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain, or cause to be obtained, the proceeds of the Debt Financing on the terms and conditions described in the Debt Financing Commitment, including with respect to: (i) maintaining in effect the Debt Financing Commitment and complying with all obligations thereunder; (ii) negotiating, executing and delivering definitive agreements with respect to the Debt Financing (the “Debt Financing Agreements”) that are on terms and conditions (including “market flex” terms and conditions) no less favorable to the Buyer in the aggregate, and otherwise consistent with, than those contained in the Debt Financing Commitment as in effect on the date hereof; (iii) satisfying on a timely basis all conditions in the Debt Financing Commitment applicable to the Buyer’s obligations thereunder and complying with their obligations thereunder until the Closing, including the payment of any commitment, engagement, or placement fees required as a condition to the Debt Financing; and (iv) consummating the Debt Financing at the Closing; provided that this covenant shall not require the Buyer to commence any Action against any of the other parties to the Debt Financing Commitment or the definitive documentation for the Debt Financing, if any, with respect thereto. Subject to the terms and upon satisfaction of the conditions set forth in the Debt Financing Commitment, Buyer shall cause the lenders and the other Persons providing such Debt Financing to provide the Debt Financing on the Closing Date. Buyer shall furnish correct and complete copies of all definitive agreements entered into by Buyer in relation to the Debt Financing Commitment (including in respect of any Alternative Financing) to Sellers promptly upon their execution.

(b) The Buyer shall provide to the Seller Representative prompt notice (and in any event within two Business Days): (i) of any material breach or default or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any such breach or default by any party to the Debt Financing Commitment and/or the Debt Financing Agreements of which the Buyer becomes aware; (ii) of any termination of the Debt Financing Commitment and/or the Debt Financing Agreements or any refusal by a Debt Commitment Party to provide all or any part of the financing contemplated by the Debt Financing Commitment; (iii) of any material dispute or disagreement between or among any parties to the Debt Financing Commitment with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing and/or the Debt Financing Agreements); (iv) of any material adverse change with respect to such Debt Financing that would reasonably be expected to adversely affect the timely availability or amount of the Debt Financing; (v) the receipt of any written notice or other written communication from any party to the Debt Financing Commitment and/or the Debt Financing Agreements or with respect to any actual or threatened breach, default, withdrawal, termination or repudiation by any party to the Debt Financing Commitment and/or the Debt Financing Agreements or any provision of the Debt Financing Commitment and/or the Debt Financing Agreements; or (vi) any amendment or modification of, or waiver under, the Debt Financing Commitment and/or the Debt Financing Agreements or any related fee letters. Buyer shall keep Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing (or Alternative Financing).

(c) Buyer shall not (i) agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Debt Financing Commitment or any definitive agreements related to the Debt Financing and/or (ii) substitute other debt or equity financing for all or any portion of the Debt Financing from the same or Alternative Financing sources, in each case, without Sellers’ prior written consent; provided that, notwithstanding the foregoing, the Buyer may amend the Debt Financing Commitment to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Financing Commitment as of the date of this Agreement, if the addition of such additional parties, individually or in the aggregate, would not prevent, delay, or impair the availability of the Debt Financing when required to be funded or the satisfaction of the conditions to obtaining the Debt Financing, in each case on the Closing Date (provided, further, that the Debt Commitment Parties as of the date hereof shall remain liable for the entirety of such commitments thereunder as of the date hereof). After any amendment, supplement, modification, replacement or waiver of the Debt Financing Commitment in accordance with this Section 6.13, the Buyer shall promptly deliver to the Seller Representative a true and complete copy thereof. Upon any such amendment, modification, supplement, waiver or replacement of the Debt Financing Commitment, the term “Debt Financing Commitment” shall mean the Debt Financing Commitment as so amended, modified, supplemented, waived or replaced and the Buyer shall provide a copy of any such material amendment to the Seller Representative.

(d) If for any reason all or any portion of the Debt Financing becomes unavailable on the terms and conditions or from the sources contemplated by the Debt Financing Commitment, Buyer shall promptly notify Sellers and use their reasonable best efforts to obtain alternative debt financing from alternative sources (the “Alternative Financing”) upon terms (including any flex provisions) no less favorable, in any material respect, in the aggregate, to the Buyer than those in the Debt Financing Commitment (and any related fee letter), in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event (and in any event on or prior to the date on which the Closing should have occurred pursuant to Section 2.2). If any Alternative Financing is obtained in accordance with this Section 6.14(d), Buyer shall notify Sellers thereof and references to the “Debt Financing,” and “Debt Financing Commitment” (and other like term in this Agreement) shall include such Alternative Financing, as applicable.

(e) Buyer acknowledges and agrees that Sellers (and Seller Representative) have no responsibility for any financing that Buyer and/or its Affiliates may raise in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer acknowledges and agrees that obtaining the Debt Financing, any Alternative Financing or any Equity Financing is not a condition to Closing.

(f) Buyer shall not agree to or permit any amendment, supplement or other modification of, or terminate or waive any of its rights under, the Equity Financing Commitments or any other definitive agreements related to the financing transactions provided for under the Equity Financing Commitments.

Section 6.15 Delivery of Purchased Interests. At Closing, assuming the satisfaction or waiver of the conditions set forth in Section 8.1 and Section 8.2, the Sellers shall deliver good, valid and marketable title to the Purchased Interests such that at and after Closing, the Buyer shall own (directly or indirectly) (a) 100% of the limited liability company interests of ECG and (b) 49% of the limited liability company interests.

Section 6.16 Transaction Expenses Payoff Instructions. At least two Business Days prior to the Closing Date, the Sellers shall have submitted to the Buyer reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof (the “Transaction Expenses Payoff Instructions”).

Section 6.17 Enhanced Advisory Client Consent Process.

(a) As promptly as practicable following the date of this Agreement, the Companies shall send written notices to each Enhanced Advisory Client or, in the case of an Enhanced Fund, the investors of such Enhanced Fund seeking Enhanced Advisory Client Consent, which notice shall be in form and substance reasonably acceptable to Buyer, informing such Enhanced Advisory Client or investors in the Enhanced Fund of the transactions contemplated by this Agreement and requesting the requisite Enhanced Advisory Client Consent (as indicated in Schedule 6.17) to (1) the change in control of the Companies and the “assignment” (as defined under the Advisers Act) of any investment advisory contract between such Enhanced Advisory Client and any Enhanced Entity, and (2) the continuation of any such investment advisory agreement. The Companies shall use reasonable best efforts to procure the requisite Enhanced Advisory Client Consent from each Enhanced Advisory Client.

(b) The Buyer shall be provided a reasonable opportunity to review all consent materials and communications, which shall be in form and substance reasonably satisfactory to the Buyer, with the Enhanced Advisory Clients or investors in an Enhanced Fund, to be used by the Companies, prior to distribution. At all times prior to the Closing, the Companies shall take reasonable steps to keep the Buyer informed of the status of obtaining such consents. The Companies shall make available to the Buyer copies of all executed consents of all Enhanced Advisory Clients received by the Companies.

Section 6.18 Restrictive Covenants.

(a) General. Each Seller and Seller Owner acknowledges that this Agreement, the Ancillary Agreements, and the specific covenants set forth in this Section 6.18 (the “Restrictive Covenants”), have been entered into by such Seller and Seller Owner in connection with the sale of the Purchased Interests (including the goodwill thereof) to the Buyer pursuant to this Agreement. With respect to any Seller Owner that will be an employee of the Buyer or any Affiliates of the Buyer following the Closing, the Restrictive Covenants shall be interpreted to be in furtherance, and not in limitation, of the employment duties of such Seller Owner to the Buyer or such Affiliate of Buyer.

(b) Non-Competition.

(i) In order to protect the legitimate business interest of the Buyer Group and its Affiliates, and in consideration for the good and valuable consideration directly or indirectly offered to each Seller and Seller Owner, during the Restricted Period, each Seller (other than Vulcan and the Trident Sellers) and Seller Owner shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other Person, whether as an agent, employee, partner, joint venturer, investor or otherwise, engage in any Competitive Activity (as defined below), or own any interest in (other than through the passive ownership of less than 2% of the outstanding shares of any class of capital stock of a corporation which is publicly traded on a national securities exchange) any Competitive Enterprise (as defined below) anywhere in the world.

(ii) For purposes of this Section 6.18, “Competitive Activity” shall mean the Seller or the Seller Owner, directly or indirectly, for himself or for any other person, (A) accepting investment capital from any source for purposes of managing such capital in accordance with investment strategies, trading strategies or any other business activities identical or similar to any of those engaged in by the Buyer Group and its Affiliates (other than in such Seller’s or Seller Owner’s capacity as a member or employee of the Buyer Group or its Affiliates), including but not limited to private equity, buyout, lending, debt, small business investment, in each case consistent with the investment strategies managed by the Buyer Group or its Affiliates as of the date of this Agreement, (B) providing services (whether as an employee, officer, director, member, consultant, or otherwise) or owning an equity interest in any Competitive Enterprise (defined below); provided that the passive ownership by a Seller or Seller Owner of not more than two percent (2%) of the outstanding shares of any class of capital stock of a corporation which is publicly traded on a national securities exchange will not be deemed to be a Competitive Activity, so long as such Seller or Seller Owner is not otherwise participating in the business of such corporation and/or (C) directly or indirectly, in any capacity, interfering, or attempting to interfere, with the relationship between a Buyer Group Investor and the Buyer Group or its Affiliates.

(iii) “Competitive Enterprise” shall mean any business or entity, regardless of its size or the form of the business or form of the entity conducting such business, that, directly or indirectly, (A) engages in any aspect of the Business, or (B) owns or controls a significant interest in any entity that engages in any aspect of the Business.

(iv) This Section 6.18 does not, in any way, restrict or impede any Seller or Seller Owner from exercising protected rights to the extent that those rights cannot be waived by agreement or from complying with any applicable Law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that compliance does not exceed that required by such applicable laws, regulation, or order. Each Seller and Seller Owner shall promptly provide written notice of any order to the Buyer.

(c) Non-Solicitation of Employees Other than by Michael Korengold. During the Restricted Period, each Seller and Seller Owner (in each case, other than Michael Korengold) shall not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or intentionally induce the termination of employment of any person who is or was an employee of any Enhanced Entity or ECH at any time during the three (3) months preceding such activity; provided, however, that the foregoing provision shall not prohibit (i) any solicitations made by or on behalf of such Seller or Seller Owner to the general public or such Seller’s or Seller Owner’s serving as a reference for any such employee upon request, or (ii) any solicitation, hiring or recruitment of any employee whose employment was terminated by the applicable Enhanced Entity or ECH; provided, further, that, if such Seller is a private investment fund or an Affiliate thereof, no action taken by a portfolio company of such Seller or its affiliated private investment fund that would otherwise be prohibited by this Section 6.18(c) shall be imputed to such Seller unless such action was directly or indirectly directed by an employee, officer or member of the management company (or equivalent) of such private investment fund.

(d) Non-Solicitation by Michael Korengold.

(i) During the Restricted Period, Michael Korengold shall not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any person who is or was an employee of any Enhanced Entity or ECH at any time; provided, however, that the foregoing provision shall not prohibit solicitations made by or on behalf of Michael Korengold to the general public or Michael Korengold’s serving as a reference for any such employee upon request.

(ii) Michael Korengold agrees that the Buyer Group and its Affiliates have expended and continue to expend substantial amounts of time and expense in developing legitimate business interests, including, but not limited to, Confidential Information, relations with employees and other counterparties and highly valuable goodwill, and that these interests are key to the Buyer Group’s and its Affiliates’ competitive advantage. In order to safeguard these interests, and in consideration of the good and valuable consideration directly or indirectly offered to Michael Korengold, the Buyer Group’s and its Affiliates’ agreement to provide Michael Korengold access to Confidential Information and the Buyer Groups’ and its Affiliates’ clients and their representatives, the Buyer Group Investors and the Buyer Groups’ and its Affiliates’ goodwill and other good and valuable consideration, the sufficiency of which Michael Korengold hereby acknowledges, Michael Korengold agrees that during the Restricted Period:

(A) Michael Korengold agrees not to, directly or indirectly, in any capacity, contact and/or solicit any Buyer Group Investor (other than in Michael Korengold’s capacity as a member or employee of the Buyer Group or its Affiliates) for purposes of providing investment management services that utilize any investment or trading strategies that are identical or similar to any investment or trading strategies utilized by the Buyer Group or its Affiliates as of the date of this Agreement.

(B) Michael Korengold agrees not to, directly or indirectly, in any capacity, accept investment capital from any Buyer Group Investor (other than in Michael Korengold’s capacity as a member or employee of the Buyer Group or its Affiliates).

(C) Michael Korengold agrees not to, directly or indirectly, in any capacity, interfere, or attempt to interfere, with the relationship between any Buyer Group Investor and the Buyer Group or its Affiliates.

(e) Nothing in this Section 6.18 shall prohibit (i) any Seller or Seller Owner from purchasing publicly traded securities of any corporation, provided that this ownership represents a passive investment and that such Seller or Seller Owner is not a controlling person of, or a member of a group that controls, the corporation; (ii) any Seller or Seller Owner’s passive investment as a limited partner or similar capacity in a private equity fund, venture capital fund or other investment vehicle or other business enterprise managed by another person or entity; or (iii) any Seller Owner from investing for the account of himself and his family members.

(f) Modification. If at the time of enforcement of the provisions of this Section 6.18, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Laws.

(g) Severability. If any Restrictive Covenant is invalid in any part, it shall be curtailed, both as to time and location, to the minimum extent required for its validity under the governing law of this Agreement and shall be binding and enforceable with respect to each Seller and Seller Owner, as so curtailed.

(h) Reasonableness of Restrictions. Each Seller and Seller Owner acknowledges and agrees that he derived (and/or will derive) substantial economic benefit in connection with the transactions contemplated by this Agreement, and that the scope of activity, periods of time and the geographic area applicable to the Restrictive Covenants are reasonable.

(i) Tolling of Restrictive Period. The running of the Restricted Period shall be tolled during the period of any breach by any Seller or Seller Owner of any of the Restrictive Covenants solely with respect to such Seller or Seller Owner.

(j) Several Obligations. For the avoidance of doubt, the provisions of this Section 6.18 shall be several obligations of the Sellers and Seller Owners, and no breach by any Seller or Seller Owner of any of the Restrictive Covenants shall be deemed to be a breach of any of the Restrictive Covenants by any other Seller or Seller Owner.

(k) Remedies. Without intending to limit the remedies available to the Buyer Group and its Affiliates, each Seller and Seller Owner acknowledges that a breach of any of the Restrictive Covenants may result in material irreparable injury to the Buyer Group or any of its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Buyer Group or any of its Affiliates shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach, restraining such Seller or Seller Owner from engaging in activities prohibited by this Section 6.18 or such other relief as may be required to specifically enforce any of the Restrictive Covenants.

Section 6.19 Updated Financial Statements. The Companies shall use commercially reasonable efforts to prepare and deliver to the Buyer (at their sole cost and expense) certain new financial statements of the Enhanced Entities described on Schedule 6.19; provided, however, that that the delivery of such financial statements shall not be a condition to, or otherwise delay, the Closing if the conditions set forth in Section 8.1 and Section 8.3 (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but are expected to be satisfied at the Closing) have been satisfied or waived.

Section 6.20 Series E Preferred Units. Except as set forth in Schedule 6.20, so long as any of the Sellers hold Series E Preferred Units (or any equity of Buyer and/or Holdings into which Series E Preferred Units have been exchanged or converted (such equity, “Successor Equity”)), Buyer and Holdings will not (a) undertake a merger, combination, consolidation, recapitalization or other similar transaction in which any of the Existing Preferred Units or Series E Preferred Units (or any Successor Equity) are converted into, exchanged or redeemed for securities or other property or (b) otherwise cause or permit any Series E Preferred Units to be exchanged or redeemed for, or converted into, securities of any Person or property, including Holdings, or any Person that owns or will own all of the equity interests in Holdings or any Affiliate of or successor (by merger or otherwise) to Holdings or such Person (such Person, a “Successor Person”), or transferred to Holdings or any Successor Person, unless the holders of Series E Preferred Units (or any Successor Equity) receive the same form and amount of consideration as the consideration payable to the holders of the Existing Preferred Units (or any Successor Equity), and are subject to any lock-ups not more restrictive than those governing the holders of the Existing Preferred Units (or any Successor Equity).

Section 6.21 Capital Contributions and Carried Interest. Following the Closing, none of the Enhanced Entities, Buyer or any other member of the Buyer Group shall be required to make any payment to or on behalf of any Seller, GP Entity or any Seller’s respective principals, officers, managers, directors or employees in respect of any capital commitment, capital contribution, return obligation (including in respect of capital contributions or “clawback” of carried interest) or other payment owed by such Seller, GP Entity or such Seller’s respective principals, officers, managers, directors or employees to any GP Entity or Enhanced Fund, other than as set forth on Schedule 6.21.

Section 6.22 Reorganization Agreement. Without the prior written consent of Buyer, Sellers shall not amend, modify, alter, waive or supplement the Reorganization Agreement.

Section 6.23 ICU Holders. The Sellers owning the ETCF Units and the recipients of the ICU Equivalent Cash Bonus Payments pursuant to Section 2.3(a)(v)(B) acknowledge and agree that (a) they are accepting the Series E Preferred Units being awarded to them under the terms of this Agreement in full and final satisfaction of (i) any and all equity interests in any Subsidiary of ECG or ECP held or owned (directly or indirectly) by, or owed in the future (directly or indirectly) to, such Persons, and (ii) any and all rights to acquire or obtain (directly or indirectly) any such equity interests (clauses (i) and (ii), collectively, the “ICUs”); and (b) from and after the Closing, the ICU Holders shall have no further equity interests, directly or indirectly, in any Subsidiary of ECG or ECP.

Section 6.24 Tree Line Option. Pursuant to the terms set forth in this Section 6.24, commencing on March 31, 2022 until March 31, 2023 (the “Option Period”), the Sellers have the option (the “Tree Line Option”) to purchase all of the interests in Tree Line Capital Partners, LLC (“Tree Line”) owned by Enhanced Asset Management, LLC (“EAM”) as of the Closing Date (the “Tree Line Interests”), for a purchase price equal to: (a) earnings before interest, taxes, depreciation and amortization attributable to such Tree Line Interest from the Closing Date through the last day of the quarter preceding the date of exercise of the Tree Line Option, minus (b) the aggregate distributions (including tax distributions) received by EAM from Tree Line from the Closing Date through the closing of the exercise of the Tree Line Option, plus (c) $1.00. Seller Representative may exercise, on behalf of the Sellers set forth on Schedule 6.24 (in the percentages set forth therein), the Tree Line Option by delivering a written notice of exercise prior to the expiration of the Option Period to the principal executive offices of ECG. Upon delivery of such notice of exercise, both Seller Representative and ECG shall be obligated to enter into appropriate documentation within 30 days following delivery of such notice evidencing the purchase and sale of the Tree Line Option, free and clear of all liens; provided that such purchase and sale complies with all required regulatory approvals and consents. In the event Seller Representative and ECG are not able to mutually agree on the purchase price applicable to the Tree Line Option, the purchase price applicable to the Tree Line Option will be determined in accordance with the dispute resolution procedure contemplated by Section 2.6(c), applied mutatis mutandis. Notwithstanding anything in this Agreement to the contrary, following delivery of notice of exercise of the Tree Line Option, the Seller Representative shall have the right to assign all or a portion of the Tree Line Option, in its sole discretion, to Tree Line. Following the exercise and/or assignment of the Tree Line Option in accordance with the terms hereof, the parties will enter into appropriate documentation evidencing any such exercise and/or assignment. ECG shall not, and each of Holdings and Buyer and their respective Affiliates shall cause ECG not to, sell, assign, transfer, pledge, encumber or otherwise dispose of all or any portion of the Tree Line Interests (except pursuant to the exercise of the Tree Line Option as described in this Section 6.24) during the period commencing on the Closing Date and through the closing of the exercise of the Tree Line Option, and each of Holdings and Buyer hereby acknowledges and agrees that, during the period commencing on the Closing Date and through the closing of the exercise of the Tree Line Option, neither of Holdings nor Buyer nor any of their respective Affiliates shall be entitled to any financial or other information from Tree Line in respect of the Tree Line Interests except for annual and quarterly financial statements.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Returns. The Buyer will prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Target Entities and their Subsidiaries that are required to be filed after the Closing Date for Pre-Closing Tax Periods. All such Tax Returns will be prepared in a manner consistent with the past custom and practice of the Target Entities, except as otherwise required by applicable Law. At least 30 days prior to the date on which each such Tax Return with respect to income Taxes is due (taking into account extensions), the Buyer will submit a draft of such Tax Return to the Seller Representative for its review and consent (such consent not to be unreasonably withheld, conditioned or delayed), and Buyer shall in good faith consider any changes to such draft Tax Return as are requested by the Seller Representative. The parties shall attempt in good faith to resolve any disagreements with respect to any such Tax Return and if they are not able to do so within a reasonable amount of time, such dispute shall be referred to a nationally recognized accounting firm mutually selected by the Buyer and the Seller Representative, and the decision of such accounting firm shall be final and binding on the Buyer and the Sellers. Any fees of such accounting firm shall be borne in inverse proportion by the parties as they may prevail on the disputed issues, which determination shall be made by such accounting firm.

Section 7.2 Books and Records; Cooperation. Each of the Buyer and the Sellers will, and will cause their respective representatives to (a) provide the other parties and their representatives with such assistance as may be reasonably requested in connection with the preparation or review of any Tax Return, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to any Target Entity and (b) retain and provide the other parties and its representatives with reasonable access to all records or information (including, without limitation, earnings and profits of the Target Entities) that may be relevant to such Tax Return, audit, examination, proceeding or determination of any amount payable under this Article VII; provided that, notwithstanding anything to the contrary in this Agreement, Buyer, the Target Entities and any of their respective Affiliates shall not be obligated to provide any of their income Tax Returns to the Sellers and their Representatives that relate solely to a Post-Closing Tax Period.

Section 7.3 Transfer Taxes. The Buyer (collectively) and the Sellers (collectively) each will bear fifty percent (50%) of any real property transfer or gains tax, stamp tax, stock transfer tax, documentary, sales, use, registration, value-added, and other similar transfer Tax imposed on any Target Entity, the Sellers or the Buyer as a result of the transactions contemplated by this Agreement, including any filing and recording fees (collectively, “Transfer Taxes”). The Sellers agree to cooperate with the Buyer in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns. Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.

Section 7.4 Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes to the Pre-Closing Tax Period and Post-Closing Tax Period portions of a Straddle Period, the amount of any Taxes based on or measured by income, receipts, payroll or sales of the Target Entities for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Target Entities for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending at the end of the Closing Date and the denominator of which is the number of days in such Straddle Period. The federal partnership income Tax Return of ECG for the Straddle Period taxable year that includes the Closing Date will allocate items of income, gain, loss, deduction and credit for such year to the buyer and sellers of direct interests in ECG based on an interim closing of the books as of the close of business on the Closing Date. For purposes of determining the Unpaid Taxes of the Blockers for such Straddle Period taxable year, (a) the same interim closing of the books as of the close of business on the Closing Date will be utilized to determine the portion of the items of income, gain, loss, deduction and credit for such year allocated to the Blockers from the Companies that is attributable to the Pre-Closing Tax Period portion of such year and (b) any net operating loss carryover of a Blocker from a prior year (to the extent it is both available and utilizable on the Tax Return that will reflect the applicable Unpaid Taxes) shall be allocated first to offset any income or gain of such Blocker for such Pre-Closing Tax Period.

Section 7.5 Purchase Price Allocation. The parties agree that the portion of the Purchase Price allocated to the purchase of the Trident Shares that are shares of Trident ECP is $1.00 and that the remainder of the Purchase Price is allocated to the Trident Shares that are shares of Trident ECG, the MECG Units, the VECG Units and the ETCF Units. The Buyer shall, within 90 days following the Closing, submit to the Seller Representative an initial determination of the allocation among the assets of ECG of the portion of the Purchase Price as determined for U.S. federal income Tax purposes allocated to the purchase of the MECG Units, the VECG Units and the ETCF Units consistent with the principles set forth on Schedule 7.5 of the Disclosure Schedules. Within 30 days of receipt, the Seller Representative shall notify Buyer if it disagrees with such initial determination, and if it does not so notify the Buyer within such 30 day period the initial determination shall be final and binding on the parties. If the Seller Representative disagrees with such initial determination, the Seller Representative and the Buyer shall make a good faith effort to resolve the dispute. If the Seller Representative and the Buyer have been unable to resolve their differences within 30 days after the Buyer has been notified of the Seller Representative’s disagreement with the initial determination, then any remaining disputed issues shall be submitted to the Independent Accounting Firm, which shall resolve the disagreement in a final binding manner in accordance with the dispute resolution procedure set forth in Section 2.6(c) applied mutatis mutandis. The parties shall report and file their respective Tax Returns in accordance with the allocation as finally determined and shall not take any position on any Tax Return, in any audit, administrative, or judicial proceeding, or otherwise that is inconsistent with such treatment except as otherwise required by applicable Law.

Section 7.6 Seller Representative Approved Tax Matters. Unless otherwise required by applicable Law, or as expressly required by this Agreement, neither the Buyer nor any of its Affiliates shall, to the extent such action results or could reasonably be expected to result in any increased Tax liability (including a reduction in a refund) of the Sellers in respect of any Pre-Closing Tax Period of the Target Entities or their Subsidiaries, without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed: (i) make or change any election in respect of Taxes affecting any Pre-Closing Tax Period of the Target Entities or their Subsidiaries; (ii) amend, refile, or otherwise modify any Tax Return relating to any Pre-Closing Tax Period of the Target Entities or their Subsidiaries; (iii) extend or waive any statute of limitations or other period for the assessment of any Tax or Tax deficiency that relates to a Pre-Closing Tax Period of the Target Entities or their Subsidiaries; or (iv) initiate any voluntary disclosure proceeding with any Governmental Authority with respect to the Target Entities or any of the Subsidiaries relating to a Pre-Closing Tax Period.

Section 7.7 Transaction Tax Deductions. The parties hereby acknowledge and agree that the Transaction Tax Deductions shall be for the sole benefit of the Sellers, shall be allocated to a Pre-Closing Tax Period, and except as otherwise required by applicable Laws, shall be claimed in a Pre-Closing Tax Period. The parties hereby agree to (a) prepare and file all Tax Returns consistent with the preceding sentence and (b) not take a position on any Tax Return or in any administrative or judicial proceeding inconsistent with the Sellers’ entitlement to the benefit of the Transaction Tax Deductions.

Section 7.8 Audits and Examinations. The Buyer shall promptly notify the Seller Representative in writing of the commencement of any audit or examination of any flow-through income Tax Return of the Target Entities for any Pre-Closing Tax Period and any proposed change or adjustment, claim, dispute, arbitration or litigation that, if sustained, would reasonably be expected to give rise to a claim for indemnification in respect of Taxes under this Agreement (a “Tax Claim”). Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any taxing authority in respect of any such asserted Tax Claim. The Buyer shall have the right to control all Tax Claims in the Tax audit, examination, and settlement stage and, if not settled, in any further contest; provided, however, that the Buyer shall inform the Seller Representative of the status and progress of such Tax Claim and that the Seller Representative will have the opportunity to participate in such Tax Claim at its expense. The Buyer may not settle any Tax Claim (either at the audit or examination stage or thereafter) without first obtaining the Seller Representative’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 General Conditions. The respective obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect as of the anticipated Closing and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) Consents and Approvals. All authorizations, consents, orders and approvals of all Governmental Authorities and officials, all third party consents, and all Enhanced Advisory Client Consents set forth on Schedule 8.1(b) shall have been received and not rescinded by the Closing Date by Sellers or waived by the applicable parties thereto.

Section 8.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Companies in its sole discretion:

(a) Representations, Warranties and Covenants. (A) The Fundamental Representations of the Buyer shall be true and correct in all respects as of the Closing Date, or in the case of Fundamental Representations that are made as of a specified date, such Fundamental Representations shall be true and correct in all respects (subject to de minimis exceptions) as of such specified date, and (B) all other representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, in the case of clause (B), (i) without giving effect to any materiality or “Buyer Material Adverse Effect” qualifications (other than any such qualifications contained in Section 5.7 (Holdings Financial Statements)), and (ii) except to the extent the failure of such representations and warranties to be true and correct as of such date would not have a Buyer Material Adverse Effect. The Buyer shall have performed all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by them prior to or at the Closing, in each case, in all material respects. The Seller Representative shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) Deliveries by the Buyer. The Buyer shall have delivered or caused to have been delivered (or shall be ready, willing, and able to deliver or cause to be delivered) all agreements, instruments, documents, and other deliverables required to be delivered pursuant to Section 2.3(a).

(c) No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Buyer Material Adverse Effect.

Section 8.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) Representations, Warranties and Covenants.

(i) (A) The Fundamental Representations of each of the Sellers shall be true and correct in all respects (subject to de minimis exceptions) as of the Closing Date, or in the case of Fundamental Representations that are made as of a specified date, such Fundamental Representations shall be true and correct in all respects (subject to de minimis exceptions) as of such specified date, and (B) all other representations and warranties of each of the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date, in the case of clause (B), (i) without giving effect to any materiality or “Company Material Adverse Effect” qualifications, and (ii) except to the extent the failure of such representations and warranties to be true and correct as of such date would not have a Company Material Adverse

Effect. Each of the Sellers shall have performed all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, in each case, in all material respects. The Buyer shall have received from each of the Sellers a certificate to the effect set forth in the preceding sentences, signed by (x) if such Seller is a natural person, such Seller and (y) if such Seller is not a natural person, a duly authorized officer thereof.

(ii) (A) The Fundamental Representations of each of the Companies shall be true and correct in all respects (subject to de minimis exceptions) as of the Closing Date, or in the case of Fundamental Representations that are made as of a specified date, such Fundamental Representations shall be true and correct in all respects (subject to de minimis exceptions) as of such specified date, and (B) all other representations and warranties of the Companies contained in this Agreement shall be true and correct as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, in the case of clause (B), (i) without giving effect to any materiality or “Company Material Adverse Effect” qualifications (other than any such qualifications contained in Section 3.6 (Financial Statements; No Undisclosed Liabilities) or Section 3.7 (Absence of Certain Changes or Events) or in respect of any use of the defined term “Material Contract”), and (ii) except to the extent the failure of such representations and warranties to be true and correct as of such date would not have a Company Material Adverse Effect. The Companies shall have performed all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by them prior to or at the Closing, in each case, in all material respects. The Buyer shall have received from the Companies a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) Deliveries. The Sellers, the Seller Representative, Vulcan and the Rollover Sellers shall have delivered or caused to have been delivered (or shall be ready, willing, and able to deliver, or cause to be delivered) all agreements, instruments, documents, and other deliverables required to be delivered by such Persons pursuant to Section 2.3(b), Section 2.3(e), Section 2.3(d), Section 2.3(e), and Section 2.3(f).

(c) Reorganization. The Reorganization Agreement, including the exhibits thereto, shall have been executed and delivered by the applicable parties thereto (other than the Buyer and its Affiliates), and each such document shall be in full force and effect.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(e) Initial Cash Retention Amount. The Companies shall have a Cash balance at Closing of at least $1,500,000.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival.

(a) The representations and warranties of the Sellers, the Companies and the Buyer contained in this Agreement and the certificates referenced in Sections 8.2(a) and 8.3(a) shall survive the Closing until the first anniversary of the Closing Date (the “Escrow Expiration Date”); provided, however, that the in the case of Fraud, such representations and warranties shall survive indefinitely.

(b) The respective covenants and agreements of the Sellers, the Companies and the Buyer contained in this Agreement requiring performance (i) at or prior to the Closing shall survive the Closing until the first anniversary of the Closing Date and (ii) after the Closing shall survive the Closing until the expiration of the statute of limitations unless a longer or shorter period of performance is specified with respect to such covenant or agreement, in which case, such covenant or agreement shall survive in accordance with such longer or shorter specified period.

(c) Neither the Sellers nor the Buyer shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim hereunder is given to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 9.2 Indemnification by the Sellers.

(a) Each of the Sellers shall indemnify and hold harmless the Buyer and its Affiliates (including, following Closing, the Enhanced Entities) and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against, and shall compensate and reimburse each of the Buyer Indemnified Parties for, any and all losses, damages, liabilities, deficiencies, accrued interest, awards, judgments, penalties, and reasonable costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), incurred, sustained or suffered by such Buyer Indemnified Party as a result of, arising out of or relating to:

(i) any breach of any representation or warranty made by the Companies in Article III or the certificate referenced in Section 8.3(a)(ii) (without giving effect to any materiality or “Material Adverse Effect” qualifications (other than any such qualifications contained in Section 3.6 (Financial Statements; No Undisclosed Liabilities) or Section 3.7(b) (Absence of Certain Changes or Events) or in respect of any use of the defined term “Material Contract”); and

(ii) any breach of or failure to perform any covenant or agreement by the Companies contained in this Agreement.

(b) Each of the Sellers shall indemnify and hold harmless the Buyer Indemnified Parties, severally and not jointly, as to itself only, from and against, and shall compensate and reimburse each of the Buyer Indemnified Parties for, any and all Losses incurred, sustained or suffered by such Buyer Indemnified Party as a result of, arising out of or relating to:

(i) any breach of any representation or warranty made by such Seller in Section 4.1 of this Agreement or its certificate referenced in Section 8.3(a)(i) (without giving effect to any materiality or “Material Adverse Effect” qualifications); and

(ii) any breach of or failure to perform any covenant or agreement by such Seller contained in this Agreement.

(c) Each of the Trident Sellers shall indemnify and hold harmless the Buyer Indemnified Parties, jointly and severally, from and against, and shall compensate and reimburse each of the Buyer Indemnified Parties for, any and all Losses incurred, sustained or suffered by such Buyer Indemnified Party as a result of, arising out or relating to any breach of or failure to perform any representation or warranty made by any Trident Seller in Section 4.2 of this Agreement (without giving effect to any materiality or “Material Adverse Effect” qualifications).

(d) Each of the Rollover Sellers shall indemnify and hold harmless the Buyer Indemnified Parties severally and not jointly, as to itself only, from and against, and shall compensate and reimburse each of the Buyer Indemnified Parties for, any and all Losses incurred, sustained or suffered by such Buyer Indemnified Party as a result of, arising out of or relating to any breach of or failure to perform any representation or warranty made by such Rollover Seller in Section 4.3 of this Agreement (without giving effect to any materiality or “Material Adverse Effect” qualifications).

Section 9.3 Indemnification by the Buyer. The Buyer shall indemnify and hold harmless the Sellers and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against, and shall compensate and reimburse each of the Seller Indemnified Parties for, any and all Losses incurred, sustained or suffered by such Seller Indemnified Party as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Buyer contained in this Agreement or the certificate referenced in Section 8.2(a) (without giving effect to any materiality or “Material Adverse Effect” qualifications); and

(b) any breach of or failure to perform any covenant or agreement by the Buyer contained in this Agreement.

Section 9.4 Procedures.

(a) A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) If the Indemnifying Party has an obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any Third Party Claim that would impose criminal liability, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. With respect to any Third Party Claim, the defense of which the Indemnifying Party is entitled to assume, the Indemnifying Party shall be liable for the reasonable fees and expenses of outside counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof, provided the Indemnified Party has provided written notice of such failure to the Indemnifying Party and the Indemnifying Party has not cured its failure within 15 days of receiving any such notice. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 9.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines based on advice of outside legal counsel that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c) An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness (and no later than thirty (30) days) after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. If the Indemnifying Party notifies the Indemnified Party that it accepts the liability identified in a Claim Notice in respect of a Direct

Claim, or does not notify the Indemnified Party within 30 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, then in each case, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder, and the parties shall proceed in accordance with Section 9.9. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the parties shall proceed in accordance with Section 9.9 for the undisputed amount, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(d) Notwithstanding the provisions of Section 11.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

Section 9.5 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (a) no Indemnifying Party shall be liable for any claim for indemnification pursuant to Section 9.2(a)(i), Section 9.2(b)(i), Section 9.2(c) and Section 9.2(d), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Parties equals or exceeds $547,500 (the “Basket Amount”), in which case the Indemnifying Parties shall only be liable for the amount of such Losses in excess of the Basket Amount; (b) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.3(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds the Basket Amount, in which case the Indemnifying Party shall only be liable for the amount of such Losses in excess of the Basket Amount; (c) the maximum aggregate amount of indemnifiable Losses which may be recovered from all Indemnifying Parties pursuant to Section 9.2(a)(i) and (ii) (in respect of any covenant or agreement requiring performance at or prior to the Closing), Section 9.2(b)(i) and (ii) (in respect of any covenant or agreement requiring performance at or prior to the Closing), Section 9.2(c) and Section 9.2(d), as the case may be, shall be an amount equal to $547,500; (d) the maximum aggregate amount of indemnifiable Losses which may be recovered from Indemnifying Parties pursuant to Section 9.3(a) and Section 9.3(b) (in respect of any covenant or agreement requiring performance at or prior to the Closing), shall be an amount equal to $2,700,000; and (e) the Sellers shall not be obligated to indemnify the Buyer or any other Person with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was taken into account in calculating the Net Adjustment Amount; provided, that (i) the foregoing clauses (a) and (b) shall not apply to Losses arising out of or relating to the breach or inaccuracy of any Fundamental Representation, and (ii) the foregoing clauses (a), (b), (c) and (d) shall not apply to Losses in the event of Fraud.

Section 9.6 Additional Limits on Indemnification

(a) Mitigation. The parties shall cooperate with each other to resolve any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(b) Additional Indemnification Procedures.

(i) Any indemnifiable claim with respect to any breach or nonperformance by either party of a representation, warranty, covenant or agreement shall be limited to the amount of indemnifiable Losses sustained by the Indemnified Party by reason of such breach or nonperformance, net of any (A) insurance proceeds received by the Buyer or the Target Entities (other than the R&W Insurance Policy), (B) with respect to the portion of the Loss borne by the Blockers (or their successors, with respect to the TECG Units and ECP Units), any net Tax benefits actually realized as a result of such Loss, and (C) recoveries from third parties pursuant to indemnification or otherwise. In furtherance of the foregoing, each of the Buyer and the Target Entities shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss or from any other applicable third party to the same extent as they would if such Loss were not subject to indemnification hereunder. If any Buyer Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments (other than pursuant to the R&W Insurance Policy) after being indemnified with respect to some or all of such Losses, such Buyer Indemnified Party shall pay to the Seller Representative the lesser of (x) the amount of such insurance proceeds and (y) the aggregate amount paid to such Buyer Indemnified Party under this Article IX with respect to such Losses.

(ii) If any Indemnifying Party makes any payment on any claim pursuant to Section 9.2, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim (other than the R&W Insurance Policy).

(c) Notwithstanding anything in this Agreement to the contrary, no party shall be liable pursuant to this Article IX for any punitive or exemplary damages, except, in each case, to the extent constituting direct, market measured or general damages and/or to the extent constituting a part of any Third Party Claim.

Section 9.7 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Buyer expressly reserves the right to seek indemnity for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Buyer or any of its Representatives in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

Section 9.8 Indemnity Escrow Fund.

(a) Notwithstanding anything to the contrary in this Agreement, other than with respect to a claim for Fraud and subject to Section 9.8(b), (i) the funds available in the Indemnity Escrow Fund shall be the sole and exclusive source of recovery for the Buyer Indemnified Parties with respect to the Sellers’ indemnification obligation under this Article IX, and (ii) neither the survival periods nor any other limitations under this Article IX shall in any way affect or otherwise limit any claim made by, or available to, any Buyer Indemnified Party under the R&W Insurance Policy.

(b) Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, (i) nothing in this Agreement shall limit or restrict a Buyer Indemnified Party’s rights or ability to maintain or recover any amounts in connection with any action or claim based upon Fraud in connection with the transactions contemplated hereby or in the Ancillary Agreements, and (ii) each Seller agrees to the matters set forth on Schedule 9.8(b).

Section 9.9 Indemnification Payments; Escrow Release.

(a) Within three (3) Business Days after the final determination of any amounts owing under Section 9.2, the Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to the Buyer any such amounts due and owing under Section 9.2, up to the amount then-remaining in the Indemnity Escrow Fund. Any amounts owing under Section 9.3 shall be paid by the Buyer to the Seller Representative, as directed by the Seller Representative, by wire transfer of immediately available funds within three (3) Business Days after the final determination thereof.

(b) On the Escrow Expiration Date, the Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to, or as directed by, the Seller Representative, for the benefit of the Sellers such amount, if any, then-remaining in the Indemnity Escrow Fund less an amount equal to the aggregate dollar amount of claims for Losses made by the Buyer Indemnified Parties in good faith through the Escrow Expiration Date pursuant to this Article IX that are then outstanding and unresolved (such amount of the retained Indemnity Escrow Amount, as it may be further reduced after the Escrow Expiration Date by distributions to, or for the benefit of, the Sellers as set forth below and recoveries by a Buyer Indemnified Party pursuant to this Article IX, the “Retained Indemnity Escrow Amount”).

(c) If and to the extent that after the Escrow Expiration Date, any claim for Losses is resolved for any amount less than the portion of the Indemnity Escrow Fund preserved in respect of such claim on the Escrow Expiration Date, then the Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to, or as directed by, the Seller Representative, for the benefit of the Sellers, an aggregate amount of the Retained Indemnity Escrow Amount equal to such difference; provided that such distribution shall only be made to the extent that the Retained Indemnity Escrow Amount remaining after such distribution would be sufficient to cover the aggregate amount of all unresolved claims for Losses timely made by the Buyer Indemnified Parties in good faith in accordance with Section 9.4. If and to the extent that, after the Escrow Expiration Date, any outstanding claim timely made by any Buyer Indemnified Party in good faith in accordance with Section 9.4 for a Loss is resolved in favor of such Buyer Indemnified Party, then the Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to such Buyer Indemnified Party an amount from the Retained Indemnity Escrow Amount equal to the amount of such outstanding claim resolved in favor of such Buyer Indemnified Party.

Section 9.10 Exclusive Remedy. Except with respect to (a) claims based on Fraud, (b) claims for specific performance in accordance with Section 11.11 and (c) the procedures described in Section 2.5 and 2.6, following the Closing, indemnification pursuant to this Article IX shall be the sole and exclusive remedy of the parties and any parties claiming by or through any parties (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement, and none of the parties shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise.

Section 9.11 Characterization of Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price to the extent permitted by Law.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Companies;

(b) (i) by the Companies, if the Sellers or the Companies are not then in material breach of their obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured the earlier of (1) the Business Day prior to the Outside Date and (2) the date which is 15 days following delivery to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Companies; or (ii) by the Buyer, if the Buyer is not then in material breach of its obligations under this Agreement and the Sellers or the Companies breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3, (B) cannot be or has not been cured the earlier of (1) the Business Day prior to the Outside Date and (2) the date which is 15 days following delivery to the Seller Representative of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c) by either the Companies or the Buyer if the Closing shall not have occurred by February 16, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(d) by either the Companies or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 6.10, to have such order, decree, ruling or other action vacated.

The party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other party.

Section 10.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party (or any of its Representatives or Affiliates) except (a) for the provisions of Section 6.12, this Section 10.2, and Article XI (except Section 11.6) and (b) that nothing herein shall relieve any party from liability for any willful and material breach of this Agreement, subject to the limitations set forth in Sections 11.11 and 11.19.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, investment banking, and other fees and expenses, shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that the Buyer shall pay or cause the Companies to pay any Transaction Expenses that remain unpaid as of the Closing. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising under Section 10.2 from a breach of this Agreement by another party. For the avoidance of doubt, the cost of the R&W Insurance Policy will be the sole cost and expense of the Buyer, and neither the Sellers nor the Companies will have any liability with respect thereto.

Section 11.2 Amendment or Supplement. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by the Buyer and the Companies if prior to the Closing and Buyer and Seller Representative if after the Closing. Notwithstanding anything to the contrary contained herein, the last sentence of Section 10.2, 11.7(b), Section 11.9, 11.11, 11.14, 11.19 and this Section 11.2 (and any provision of this Agreement to the extent a modification, waiver or termination of such provisions would modify the substance of the last sentence of Section 10.2, 11.7(b), Section 11.9, 11.11, 11.14, 11.19 and this Section 11.2) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Debt Commitment Parties without the prior written consent of the Debt Commitment Parties.

Section 11.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, or (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Sellers, or to the Companies prior to Closing, to:

Enhanced Capital Group, LLC

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

Attention: Michael Korengold

E-mail address: MKorengold@enhancedcapital.com

and

c/o Stone Point Capital LLC

20 Horseneck Lane

Greenwich, Connecticut 06830

Attention: Peter M. Mundheim

E-mail address: pmundheim@stonepoint.com

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Todd E. Lenson and Howard T. Spilko

E-mail address: tlenson@kramerlevin.com; and

hspilko@kramerlevin.com

(ii)	if to the Seller Representative, to:

Stone Point Capital LLC

20 Horseneck Lane

Greenwich, Connecticut 06830

Attention: Peter M. Mundheim

E-mail address: pmundheim@stonepoint.com

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Todd E. Lenson and Howard T. Spilko

E-mail address: tlenson@kramerlevin.com; and

hspilko@kramerlevin.com

(iii)	if to the Buyer, or the Companies after the Closing, to:

8214 Westchester Drive, Suite 950

Dallas, Texas 75225

Attention: C. Clark Webb and William F. Souder

E-mail: ccw@210capital.com and fsouder@rcpadvisors.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 2001 Ross Avenue

Dallas, Texas 75201

Attention: David L. Sinak and Doug Rayburn

E-mail: dsinak@gibsondunn.com and drayburn@gibsondunn.com

Notwithstanding anything to the contrary herein, all notices, communications, and other documents and items provided by Buyer to any Seller or Target Entity under this Agreement shall be deemed to have been provided to such Seller or Target Entity in accordance with the terms hereof, if and when delivered to the Seller Representative in accordance with the notice information for the Seller Representative set forth in this Section 11.4.

Section 11.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Any reference to “delivered”, “provided” or “made available” to the Buyer means, with respect to any document or information, that the same has been made available to the Buyer with unrestricted access for a continuous period of at least three (3) Business Days prior to the date of this Agreement by means of the virtual data room located at https://enhancedcapital.egnyte.com/fl/Mzy8X2YMBw/Dataroom.

Section 11.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 11.7 No Third-Party Beneficiaries.

(a) Except as provided in in Section 11.7(b), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(b) Notwithstanding the foregoing clause (a), (i) the provisions of Section 6.7, Article IX and Section 11.19 shall be enforceable against all applicable parties to this Agreement by the Persons referenced therein, (ii) the last sentence of Section 6.24 shall be enforceable against all applicable parties to this Agreement by Tree Line and (iii) the provisions of this Section 11.7(b) and Section 11.1, Section 11.2, Section 11.9, Section 11.14 and Section 11.19 shall be enforceable against all parties to this Agreement by each Debt Commitment Party.

Section 11.8 Governing Law. Except with respect to instances of Fraud (which shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware), this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

Section 11.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement, the Debt Financing Commitment, the Debt Financing, the Debt Financing Agreements or the transactions contemplated hereby or thereby, brought by any party or its successors or assigns against any other party shall be brought and determined in the County of New York, State of New York, provided, that if jurisdiction is not then available in the County of New York, State of New York, then any such legal action or proceeding may be brought in any federal court located in the Southern District of New York, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement, the Debt Financing Commitment, the Debt Financing, the Debt Financing Agreements and the transactions contemplated hereby or thereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, the Debt Financing Commitment, the Debt Financing, the Debt Financing Agreements or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, the Debt Financing Commitment, the Debt Financing Agreements or the subject matter hereof or thereof, may not be enforced in or by such courts. Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.6 shall be resolved by the Independent Accounting Firm as provided therein.

Section 11.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the Buyer (in the case of assignment or delegation by a Seller or the Blockers) or Seller Representative (in the case of assignment or delegation by the Buyer), and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate without the prior consent of the Sellers; provided further, that Michael Korengold and Brainerd Holdings LLC may assign their respective rights hereunder to any entity controlled by Michael Korengold in connection with any transfer of equity interests in the Companies for bona fide estate planning purposes; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.11 Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. None of the Sellers, their Affiliates, or the Sellers’ or their Affiliates’ direct and indirect stockholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Debt Commitment Party, solely in their respective capacities as lenders, agents or arrangers in connection with the Debt Financing.

(b) It is acknowledged and agreed that the Companies shall be entitled to seek specific performance of the obligation of the Buyer to cause the Debt Financing (or any Alternative Debt Financing) to be funded at the Closing if the Buyer fails to complete the Closing pursuant to and in accordance with Section 2.2. Notwithstanding the foregoing, the Companies expressly agree that in no event shall the Companies or any of their respective officers, directors, managers, principals, employees, agents, auditors, accountants, advisors, bankers, other representatives or Affiliates be entitled to seek the remedy of specific performance of this Agreement, the Debt Financing or any other financing against any Debt Commitment Party.

Section 11.12 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 11.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY OF THE DEBT COMMITMENT PARTIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENT, THE DEBT FINANCING, THE DEBT FINANCING AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 11.16 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or ..pdf signature shall constitute an original for all purposes.

Section 11.17 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 11.18 No Presumption Against Drafting Party. Each of the Buyer and the Sellers acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.19 Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.

(b) The Sellers each agree that, except to the extent a named party in this Agreement, (a) neither it nor any of its Affiliates will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Buyer or any of its Affiliates (each, a “Buyer Related Party”), in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing Commitment, the Debt Financing, the Debt Financing Agreements or the performance thereof, and (b) no Buyer Related Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to the Sellers or the Target Entities or any of its and their respective Affiliates or their respective directors, officers, employees, agents, partners, managers or equity holders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.

(c) The Buyer agrees that, except to the extent a named party in this Agreement and except in the event of Fraud, (a) neither it nor any of its Affiliates will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Sellers or any of their Affiliates (each, a “Seller Related Party”), in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing Commitment, the Debt Financing, the Debt Financing Agreements or the performance thereof, and (b) no Seller Related Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to the Buyer or any of its Affiliates or their respective directors, officers, employees, agents, partners, managers or equity holders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.

Section 11.20 Authorization of Seller Representative.

(a) Stone Point Capital LLC (or any of its Affiliates as designated by Stone Point Capital LLC) is hereby appointed, authorized and empowered to act as Seller Representative for the benefit of the Sellers, as the exclusive agent and attorney-in-fact on behalf of the Sellers, in connection with and to facilitate the consummation of the transactions contemplated hereby and in the Ancillary Agreements, which shall include the power and authority:

(i) to execute and deliver waivers and consents in connection with this Agreement, the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, and amendments hereto and thereto, as it may deem necessary or desirable, subject to any applicable reasonableness requirement set forth in this Agreement;

(ii) to give and receive notices of service of process on behalf of each Seller under this Agreement and the Ancillary Agreements;

(iii) to direct the payment of all moneys and other proceeds and property payable after the Closing to Seller Representative or the Sellers from the Buyer as described herein or in the Ancillary Agreements;

(iv) to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of the Seller Representative arising out of or under or in any manner relating to this Agreement, the Ancillary Agreements, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Article IX), and to take any and all actions that Seller Representative believes are necessary or appropriate under this Agreement or the Ancillary Agreements for and on behalf of the Sellers, including with respect to the exercise (if any) of the Tree Line Option, and including asserting or pursuing any claim, action, suit or proceeding (a “Claim”) against the Buyer, defending or settling any Third Party Claims on behalf of the Sellers, consenting to, compromising or settling any such Claims, conducting negotiations with the Buyer and its representatives regarding such Claims, and, in connection therewith, to, among other things: (A) assert any claim or institute any claim, action, suit, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, suit, proceeding or investigation initiated by the Buyer or any other Person, or by any federal, state or local Governmental Authority against Seller Representative and/or any of the Sellers, and receive process on behalf of any or all of the Sellers in any such claim, action, suit, proceeding or investigation and settle on such terms as the Seller Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, suit, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Seller Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such claim, action, suit, proceeding or investigation, it being understood that the Seller Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(v) to refrain from enforcing any right of any Seller and/or the Seller Representative arising out of or under or in any manner relating to this Agreement, the Ancillary Agreements, or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Seller Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Seller Representative or by any Seller unless such waiver is in writing signed by the waiving party or by the Seller Representative (on any Seller’s behalf); and

(vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representative may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Ancillary Agreements, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) All of the indemnities, immunities and powers granted to the Seller Representative under this Agreement and the Ancillary Agreements shall survive the Closing Date and/or any termination of this Agreement or the Ancillary Agreements in accordance with the terms hereof and thereof. The Buyer shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Sellers.

(c) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, (ii) shall survive the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) shall be binding upon the successors, assigns, heirs, executors, administrators, legal representatives and beneficiaries, as applicable, of each of the Sellers.

(d) Notwithstanding anything herein to the contrary, (i) the Sellers shall severally and not jointly, in accordance with their pro rata shares, indemnify and hold harmless the Seller Representative against any Losses resulting from its role as the Seller Representative; and (ii) the liability of each Seller for any amount or obligation under this Agreement or any certificate delivered by or on behalf of any Seller hereunder or in connection with any of the transactions contemplated hereby shall be several not joint, in accordance with their pro rata shares.

(e) Each Seller shall be obligated to reimburse the Seller Representative for any out-of-pocket cost or expense incurred by the Seller Representative in connection with the exercise of its duties under this Section 11.20.

(f) In the event the Seller Representative resigns as the Seller Representative or upon the death or disability of the Seller Representative, the Sellers shall appoint by majority vote of the Sellers a substitute Seller Representative, who may be a Seller or any other Person.

(g) The Sellers acknowledge and agree that, in the event any portion of the Indemnity Escrow Fund is used to satisfy any obligation due hereunder in respect of any breach of a representation or warranty contained in Article IV or a covenant or agreement to be performed by any individual Seller hereunder (an “Individual Seller Breach”), the Seller Representative shall have the right to withhold (or cause the withholding) from any subsequent payment to such Seller or any of its Affiliates from the Indemnity Escrow Fund (or any other payment to be made hereunder to such Seller), the amount of such indemnity payment previously made in respect of such Individual Seller Breach. In the event that the full amount paid from the Indemnity Escrow Fund in respect of an Individual Seller Breach is greater than the payments that are withheld (or are anticipated to be able to be withheld), then the Seller associated with such Individual Seller Breach shall pay the balance to the Seller Representative (for the benefit of the Seller, other than the Seller associated with such Individual Seller Breach).

(h) The Seller Representative Expense Amount shall be held by the Seller Representative in a segregated client account and shall be used for the purposes of paying directly any expenses, or reimbursing the Seller Representative for any and all liabilities, incurred by the Seller Representative in the performance or discharge of its duties pursuant to this Section 11.20. The Seller Representative Expense Amount shall be held in a non-interest bearing account. The Sellers acknowledge and agree that the Seller Representative is not providing any investment supervision, recommendations or advice. The Seller Representative shall have no responsibility or liability for any loss of principal of the Seller Representative Expense Amount, other than as a result of its own willful misconduct or gross negligence. As soon as practicable following the ultimate release of the remaining amounts in the Indemnity Escrow Fund, the Seller Representative shall distribute the remaining portion of the Seller Representative Expense Amount (if any) to the Sellers in accordance with their relative pro rata shares. For Tax purposes, the Seller Representative Expense Amount shall be treated as having been received and voluntarily set aside by the Sellers at the time of Closing. The Sellers Representative is not acting as a withholding agent or in any similar capacity in connection with the Sellers Representative Expense Amount and has no Tax reporting obligations hereunder

Section 11.21 Waiver of Conflicts. Recognizing that Kramer Levin Naftalis & Frankel LLP has acted as legal counsel to certain Sellers and their Affiliates prior to the Closing, and that Kramer Levin Naftalis & Frankel LLP intends to act as legal counsel to certain Sellers and their Affiliates (which will no longer include the Target Entities) after the Closing, the Buyer and each of the Target Entities hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kramer Levin Naftalis & Frankel LLP representing such Sellers and/or their Affiliates after the Closing as such representation may relate to the Buyer, any Target Entity or the transactions contemplated herein. In addition, all communications involving attorney- client confidences between such Sellers and their Affiliates or any Target Entity and Kramer Levin Naftalis & Frankel LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Sellers and their Affiliates (and not the Target Entities). Accordingly, the Target Entities shall not, without such Sellers’ consent, have access to any such communications, or to the files of Kramer Levin Naftalis & Frankel LLP relating to its engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) such Sellers and their Affiliates (and not the Target Entities) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Target Entities shall be a holder thereof, (b) to the extent that files of Kramer Levin Naftalis & Frankel LLP in respect of such engagement constitute property of the client, only such Sellers and their Affiliates (and not the Target Entities) shall hold such property rights and (c) Kramer Levin Naftalis & Frankel LLP shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to any of the Target Entities by reason of any attorney-client relationship between Kramer Levin Naftalis & Frankel LLP and any of the Target Entities or otherwise. The Buyer further agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Target Entities), that from and after Closing (a) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to certain Sellers and will not pass to or be claimed by the Buyer, any Target Entity or any of their Subsidiaries, and (b) such Sellers will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, the Buyer will not, and will cause each of its Subsidiaries (including, after Closing, the Target Entities) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not such Sellers or such Sellers’ Affiliate; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not such Sellers or such Sellers’ Affiliate. Furthermore, the Buyer agrees, on its own behalf and on behalf of each of its Subsidiaries (including, after Closing, the Target Entities), that in the event of a dispute between such Sellers or any Affiliate thereof on the one hand and any Target Entity or any of its Subsidiaries on the other arising out of or relating to any matter in which Kramer Levin Naftalis & Frankel LLP jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to certain Sellers or such Sellers’ Affiliate any information or documents developed or shared during the course of Kramer Levin Naftalis & Frankel LLP’s joint representation. “Attorney-Client Communication” means any communication occurring on or prior to Closing between Kramer Levin Naftalis & Frankel LLP on the one hand and any Target Entity, its Subsidiaries, any Seller, or any of their respective Affiliates on the other hand that in any way relates to the transaction contemplated hereby, including any representation, warranty, or covenant of any party under this Agreement or any related agreement. Kramer Levin Naftalis & Frankel LLP is an express third party beneficiary of this Section 11.21.

Section 11.22 Guarantee. Holdings hereby irrevocably, absolutely and unconditionally guarantees, as a primary obligation and not as a surety, to the Sellers the payment and performance of the obligations of the Buyer under this Agreement (in each case, subject to all limitations, qualifications, terms and conditions of the Buyer’s obligations set forth herein), including, for the avoidance of doubt, any obligations of the Buyer under Section 2.3(a)(ii) and Section 9.3 of this Agreement. This guaranty is an absolute, unconditional and continuing guaranty of payment and performance and not of collectability, irrespective of the validity, legality or enforceability of this Agreement or any other document or instrument contemplated hereby. Holdings waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Holdings, any of its Affiliates or any other entity or other Person primarily or secondarily liable with respect to any of the guaranteed obligations, and all suretyship defenses generally. If any payment in respect of any of the guaranteed obligations is rescinded after receipt by the Sellers, the guaranty hereunder shall be automatically reinstated as if no such payment had ever been made. Holdings agrees that the Sellers shall not be required to prosecute collection, enforcement or other remedies against Buyer or to enforce or resort to any rights or remedies pertaining thereto, before calling on Holdings for payment or performance. Holdings hereby waives any and all notice of the creation, renewal, extension or accrual of the obligations of Holdings set forth in this Agreement and notice of or proof of reliance by the Sellers upon this Section 11.22 or acceptance of this Section 11.22. Holdings acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 11.22 are made knowingly in contemplation of such benefits.

Section 11.23 Limitation on Liability. No Debt Commitment Party shall have any liability or obligation to the Sellers, the Target Entities, any of its or their Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Debt Commitment, the Debt Financing, the Debt Financing Agreements or any of the transactions contemplated hereunder or thereunder or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and neither the Sellers nor the Target Entities shall seek to, and shall cause its and their Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from or with respect to any Debt Commitment Party.

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IN WITNESS WHEREOF, the Buyer, Holdings, the Companies, the Sellers and the Seller Representative have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

P10 INTERMEDIATE HOLDINGS LLC

By:	/s/ William F. Souder
Name: William F. Souder
Title: Senior Manager, President and Chief
Executive Officer

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

COMPANIES:

ENHANCED CAPITAL GROUP, LLC

By:.	/s/ Michael Korengold
Name: Michael Korengold
Title: Chief Executive Officer

ENHANCED CAPITAL PARTNERS, LLC

By:	/s/ Michael Korengold
Name: Michael Korengold
Title: Chief Executive Officer

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

SELLER:

BRAINERD HOLDINGS LLC

By:	/s/ Michael Korengold
Name: Michael Korengold
Title: Sole Member

SELLER OWNER:

/s/ Michael Korengold
Michael Korengold, solely for purposes of Section 6.18

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

SELLERS:

CHAPARRAL LLC

By:	/s/ Andrew Paul
Name: Andrew Paul
Title: Sole Member

APMK HOLDINGS, LLC

By:	/s/ Andrew Paul
Name: Andrew Paul
Title: Member

SELLER OWNER:

/s/ Andrew Paul
Andrew Paul, solely for purposes of Section 6.18

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

SELLER:

VCPE III LLC

By: VCPE Management III, its manager

By: Cougar Investment Holdings LLC, its managing member

By:	/s/ Chris Orndorff
Name: Chris Orndorff
Title: Vice President

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

SELLERS:

TRIDENT V, L.P.

By: Stone Point Capital LLC, its manager

By:	/s/ Peter Mundheim
Name: Peter Mundheim
Title: Principal & Counsel

TRIDENT V PARALLEL FUND, L.P.

By: Stone Point Capital LLC. its manager

By:	/s/ Peter Mundheim
Name: Peter Mundheim
Title: Principal & Counsel

TRIDENT V PROFESSIONALS FUND, L.P.

By: Stone Point Capital LLC, its manager

By:	/s/ Peter Mundheim
Name: Peter Mundheim
Title: Principal & Counsel

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

SELLER:

/s/ Shane McCarthy
Shane McCarthy

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

SELLER:

/s/ Paul Kasper
Paul Kasper

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

SELLER:

/s/ Richard Montgomery
Richard Montgomery

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

SELLER REPRESENTATIVE:

STONE POINT CAPITAL LLC, solely in its
capacity as the Seller Representative

By:	/s/ Peter Mundheim
Name: Peter Mundheim
Title: Principal & Counsel

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

HOLDINGS:

P10 HOLDINGS, INC., solely for purposes of Section 5.1, Section 5.2, Section 5.3, and Section 11.22

By:	/s/ Robert Alpert
Name: Robert Alpert
Title: Co-Chief Executive Officer

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

SCHEDULE A

ATTACHED TO AND MADE A PART OF THAT CERTAIN

SECURITIES PURCHASE AGREEMENT, DATED AS OF NOVEMBER 19, 2020 BY AND AMONG THE BUYER, THE COMPANIES, THE SELLERS, THE SELLER OWNERS, THE SELLER REPRESENTATIVE AND HOLDINGS

SCHEDULE A

SCHEDULE B

ATTACHED TO AND MADE A PART OF THAT CERTAIN

SECURITIES PURCHASE AGREEMENT, DATED AS OF NOVEMBER 19, 2020 BY AND AMONG THE BUYER, THE COMPANIES, THE SELLERS, THE SELLER OWNERS, THE SELLER REPRESENTATIVE AND HOLDINGS

Seller Owners

SCHEDULE C

ATTACHED TO AND MADE A PART OF THAT CERTAIN

SECURITIES PURCHASE AGREEMENT, DATED AS OF NOVEMBER 19, 2020 BY AND AMONG THE BUYER, THE COMPANIES, THE SELLERS, THE SELLER OWNERS, THE SELLER REPRESENTATIVE AND HOLDINGS

Permanent Capital Funds

EXHIBIT C

ATTACHED TO AND MADE A PART OF THAT CERTAIN

SECURITIES PURCHASE AGREEMENT, DATED AS OF NOVEMBER 19, 2020 BY AND AMONG THE BUYER, THE COMPANIES, THE SELLERS, THE SELLER OWNERS, THE SELLER REPRESENTATIVE AND HOLDINGS

EMPLOYMENT AGREEMENT

EXHIBIT F

ATTACHED TO AND MADE A PART OF THAT CERTAIN

SECURITIES PURCHASE AGREEMENT, DATED AS OF NOVEMBER 19, 2020 BY AND AMONG THE BUYER, THE COMPANIES, THE SELLERS, THE SELLER OWNERS, THE SELLER REPRESENTATIVE AND HOLDINGS

EQUITYHOLDERS AGREEMENT

Exhibit A to Equityholders Agreement

A&R Stockholders Agreement

Schedule A

Investors

EXHIBIT G

ATTACHED TO AND MADE A PART OF THAT CERTAIN

SECURITIES PURCHASE AGREEMENT, DATED AS OF NOVEMBER 19, 2020

BY AND AMONG THE BUYER, THE COMPANIES, THE SELLERS, THE SELLER

OWNERS, THE SELLER REPRESENTATIVE AND HOLDINGS

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

P10 INTERMEDIATE HOLDINGS LLC

Dated as of [•], 2020

THE UNITS CREATED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER APPLICABLE SECURITIES LAWS. THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY OF THESE UNITS IS RESTRICTED AS SET FORTH HEREIN.